[Conformed Copy]
                                $250,000,000

                       AMENDED AND RESTATED FIVE-YEAR
                              CREDIT AGREEMENT

                          Dated as of May 8, 2000

                                   Among

                                ACE LIMITED

                         ACE BERMUDA INSURANCE LTD.

                    TEMPEST REINSURANCE COMPANY LIMITED

                           ACE INA HOLDINGS INC.

                        ACE FINANCIAL SERVICES, INC.

                                as Borrowers

                                    and

                      THE INITIAL LENDERS NAMED HEREIN

                             as Initial Lenders

                                    and

                             MELLON BANK, N.A.

                              as Issuing Bank

                                    and

                           BANK OF AMERICA, N.A.

                          THE CHASE MANHATTAN BANK

                           Co- Syndication Agents

                                    and

                 MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                          as Administrative Agent

                        J.P. MORGAN SECURITIES INC.

                               Lead Arranger

                             Table of Cntents

                                                                           Page

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms..........................................1

SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions....20

SECTION 1.03.  Accounting Terms and Determinations...........................20



                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

SECTION 2.01.  The Committed Advances and the Letters of Credit..............20

SECTION 2.02.  Making the Committed Advances.................................21

SECTION 2.03.  The Competitive Bid Advances..................................23

SECTION 2.04.  Issuance and Renewals and Drawings, Participations and
                Reimbursement with Respect to Letters of Credit..............27

SECTION 2.05.  Repayment of Advances.........................................30

SECTION 2.06.  Termination or Reduction of the WC Commitments................31

SECTION 2.07.  Prepayments...................................................31

SECTION 2.08.  Interest......................................................32

SECTION 2.09.  Fees..........................................................33

SECTION 2.10.  Conversion of Advances........................................33

SECTION 2.11.  Increased Costs, Etc..........................................34

SECTION 2.12.  Payments and Computations.....................................36

SECTION 2.13.  Taxes.........................................................37

SECTION 2.14.  Sharing of Payments, Etc......................................39

SECTION 2.15.  Use of Proceeds...............................................40

SECTION 2.16.  Defaulting Lenders............................................40

SECTION 2.17.  Replacement of Affected Lender................................43

SECTION 2.18.  Certain Provisions Relating to the Issuing Bank and Letters
                of Credit....................................................43

SECTION 2.19.  Downgrade Event with Respect to a Lender......................45

SECTION 2.20.  Downgrade Event or Other Event with Respect to the
                 Issuing Bank................................................47

SECTION 2.21.  Non-Dollar Letters of Credit..................................47

                                                                           Page
                                                                           ----
                                   ARTICLE III

            CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT


SECTION 3.01.  Conditions Precedent to Effectiveness.........................49

SECTION 3.02.  Conditions Precedent to Each Committed Borrowing and Issuance,
                 Extension or Increase of a Letter of Credit.................52

SECTION 3.03.  Conditions Precedent to Each Competitive Bid Borrowing........53

SECTION 3.04.  Conditions Precedent for ACE Financial........................53



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrowers...............53



                                    ARTICLE V

                           COVENANTS OF THE BORROWERS

SECTION 5.01.  Affirmative Covenants.........................................58

SECTION 5.02.  Negative Covenants.......................................... .60

SECTION 5.03.  Reporting Requirements........................................63

SECTION 5.04.  Financial Covenants...........................................66



                                   ARTICLE VI

                                EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.............................................66

SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default......69



                                   ARTICLE VII

                                  THE GUARANTY

SECTION 7.01.  The Guaranty..................................................69

SECTION 7.02.  Guaranty Unconditional........................................70

SECTION 7.03.  Discharge Only upon Payment in Full; Reinstatement in Certain
                 Circumstances...............................................71

SECTION 7.04.  Waiver by the Guarantors......................................71

                                                                            Page

SECTION 7.05.  Subrogation...................................................71

SECTION 7.06.  Stay of Acceleration..........................................72

SECTION 7.07.  Continuing Guaranty; Assignments..............................72



                                  ARTICLE VIII

                                   THE AGENTS

SECTION 8.01.  Authorization and Action......................................72

SECTION 8.02.  Agents' Reliance, Etc.........................................72

SECTION 8.03.  MGT and Affiliates............................................73

SECTION 8.04.  Lender Credit Decision........................................73

SECTION 8.05.  Indemnification...............................................73

SECTION 8.06.  Successor Agents..............................................74



                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01.  Amendments, Etc...............................................75

SECTION 9.02.  Notices, Etc..................................................75

SECTION 9.03.  No Waiver; Remedies...........................................76

SECTION 9.04.  Costs and Expenses............................................76

SECTION 9.05.  Right of Set-off..............................................77

SECTION 9.06.  Successors; Participations and Assignments....................78

SECTION 9.07.  Designated Lenders............................................79

SECTION 9.08.  Execution in Counterparts.....................................80

SECTION 9.09.  No Liability of the Issuing Bank..............................80

SECTION 9.10.  Confidentiality...............................................81

SECTION 9.11.  Jurisdiction, Etc.............................................81

SECTION 9.12.  Governing Law.................................................81

SECTION 9.13.  Waiver of Jury Trial..........................................82

SECTION 9.14.  Nature of Borrowers' Obligations..............................82


SCHEDULES

Pricing Schedule
Commitment Schedule
Schedule 4.01(b)  -        Subsidiaries
Schedule 5.02(a)  -        Liens

EXHIBITS

Exhibit A-1  -    Form of Committed Note
Exhibit A-2  -    Form of Competitive Bid Note
Exhibit B-1  -    Form of Notice of Committed Borrowing
Exhibit B-2  -    Form of Notice of Competitive Bid Borrowing
Exhibit C    -    Form of Assignment and Assumption Agreement
Exhibit D-1  -    Form of Opinion of Cayman Islands Counsel to the Parent
Exhibit D-2  -    Form of Opinion of New York Counsel to the Loan Parties
Exhibit D-3  -    Form of Opinion of Bermuda Counsel to the Ace Bermuda and
                   Tempest
Exhibit E    -    Form of Designation Agreement

                       AMENDED AND RESTATED FIVE-YEAR
                              CREDIT AGREEMENT

                  AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT dated as of May 8, 2000 among ACE Limited, a Cayman Islands company (the "Parent"), ACE Bermuda Insurance Ltd. ( "ACE Bermuda"), Tempest Reinsurance Company Limited ("Tempest"), ACE INA Holdings Inc. ("ACE INA") and ACE Financial Services, Inc. ("ACE Financial") (Ace Bermuda, Tempest, ACE INA and ACE Financial, together with the Parent, the "Borrowers"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the "Initial Lenders"), Mellon Bank, N.A. as issuing bank (the "Issuing Bank"), Bank of America, N.A. and The Chase Manhattan Bank, as co-syndication agents (together with any successor co-syndication agents appointed pursuant to Article VIII, the "Co-Syndication Agents"), and Morgan Guaranty Trust Company of New York ("MGT"), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the "Administrative Agent" and, together with the Co-Syndication Agents, the "Agents") for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENTS:

                  Certain of the parties hereto have heretofore entered into a Credit Agreement dated as of June 11, 1999 pursuant to which the Lenders (as defined therein) have made available to the Borrowers (as defined therein) a credit facility in an amount up to $250,000,000 (as heretofore amended, the "Existing Agreement"). The parties hereto desire to extend such credit facility for an additional year, to make the other changes reflected in this Amended Agreement and to amend and restate the Existing Agreement to read in its entirety as set forth in this Amended Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE I

                      DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Account Party" with respect to any outstanding or proposed Letter of Credit means the Borrower for the account of which such Letter of Credit was or is proposed to be issued.

                  "ACE Bermuda" has the meaning specified in the recital of parties to this Amended Agreement.

                  "ACE Financial" has the meaning specified in the recital of parties to this Amended Agreement.

                  "ACE INA" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Adjusted Consolidated Debt" means, at any time, an amount equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) to the extent exceeding an amount equal to 15% of Total Capitalization, the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Securities).

                  "Administrative Agent" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Morgan Guaranty Trust Company of New York, at its office at 60 Wall Street, New York, New York 10260, Account No. 999 99 090,
         Attention: Bill Wood, or such other account as the Administrative Agent shall specify in writing to the Lenders.

                  "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrowers).

                  "Advance" means a Committed Advance, a Competitive Bid Advance or a Letter of Credit Advance.

                  "Affected Lender" means any Lender that (i) has made, or notified any Borrower that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.11(a) or (b) or Section 2.13 (but only so long as the event or circumstance giving rise to such demand or notice is continuing),
         (ii) has notified any Borrower (which notice has not been withdrawn) of any event or circumstance of a type described in
         Section 2.11(c) or (d) or (iii) is a Downgraded Lender.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

                  "Agents" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Agreement" means the Existing Agreement, as amended by this Amended Agreement and as the same may be further amended from time to time.

                "Agreement Currency" has the meaning specified in Section
        2.21(g).

                  "Amended Agreement" means this Amended and Restated Five-Year Credit Agreement dated as of May 8, 2000.

                  "Applicable Facility Fee Percentage" means, as of any date, a percentage per annum determined by reference to the Pricing Schedule.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Pricing Schedule.

                  "Approved Investment" means any Investment that was made by the Parent or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Parent which are consistent with past practices.

                  "Assignee" has the meaning specified in Section 9.06(c).

                  "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time or at any future time (assuming compliance at such time or such future time with all conditions to drawing).

                  "Bankruptcy Law" means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                           (a) the rate of interest announced publicly by MGT in New York, New York, from time to time, as MGT's prime rate; and

                           (b)   1/2 of 1% per annum above the Federal Funds
                  Rate.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(i).

                  "Borrowers" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Borrowers' Account" means the account of one or more Borrowers maintained by such Borrower(s) with The Bank of Bermuda Limited at its office at 6 Front Street, Hamilton, Bermuda HM12 Account No.18000035, Attention: Maria Aguiar, or such other account as the Parent shall specify in writing to the Administrative Agent or such other account as the Borrowers (or any one of them) shall specify in writing to the Administrative Agent.

                 "Borrowing" means a Committed Borrowing or a Competitive Bid Borrowing.

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

                  "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

                  "Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent; or
         (b) a majority of the board of directors of the Parent shall not be Continuing Members; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent.

                  "Commitment" means a WC Commitment or the Letter of Credit Commitment.

                 "Commitment Schedule" means the Schedule hereto denominated as such.

                  "Committed Advance" has the meaning specified in Section 2.01(a).

                  "Committed Borrowing" means a borrowing consisting of simultaneous Committed Advances of the same Type made by the Lenders to the same Borrower.

                  "Committed Facility" means, at any time, the aggregate amount of the Lenders' WC Commitments at such time.

                  "Committed Note" means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Committed Advances made by such Lender, as amended.

                  "Competitive Bid Advance" means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

                  "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

                  "Competitive Bid Note" means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from Competitive Bid Advances made by such Lender.

                  "Confidential Information" means information that any Loan Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with a Loan Party.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Consolidated Net Income" means, for any period, the net income of the Parent and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

                  "Consolidated Net Worth" means at any date the Consolidated stockholders' equity of the Parent and its Consolidated Subsidiaries determined as of such date, provided that such determination for purposes of Section 5.04 shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America.

                  "Contingent Obligation" means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or
         (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that Contingent Obligations shall not include any obligations of any such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

                  "Continuing Member" means a member of the Board of Directors of the Parent who either (i) was a member of the Parent's Board of Directors on the date of execution and delivery of this Agreement by the Parent and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent's Board of Directors.

                  "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

                  "Co-Syndication Agents" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Debenture" means debt securities issued by ACE INA or the Parent to a Special Purpose Trust in exchange for proceeds of Preferred Securities and common securities of such Special Purpose Trust.

                  "Debt" of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
         (e) all obligations of such Person as lessee under Capitalized Leases (excluding imputed interest), (f) all obligations of such Person under acceptance, letter of credit or similar facilities,
         (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (except for obligations to pay for Equity Interests within customary settlement periods) in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that the amount of Debt of such Person under clause (i) above shall, if such Person has not assumed or otherwise become liable for any such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that "Debt" shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business; provided further that, solely for purposes of Section 5.04 and the definitions of "Adjusted Consolidated Debt" and "Total Capitalization", "Debt" shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Parent or ACE INA under any Debentures or under any subordinated guaranty of any Preferred Securities or obligations of a Special Purpose Trust under any Preferred Securities.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Defaulted Advance" means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to any Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to
         Section 2.02(d) as of such time.

                  "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to
         Section 2.02(d) to reimburse the Administrative Agent for the amount of any Committed Advance made by the Administrative Agent for the account of such Lender, (b) the Issuing Bank pursuant to
         Section 2.04(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) any other Lender pursuant to
         Section 2.14 to purchase any participation in Committed Advances owing to such other Lender and (d) any Agent or the Issuing Bank pursuant to Section 8.05 to reimburse such Agent or the Issuing Bank for such Lender's ratable share of any amount required to be paid by the Lenders to such Agent or the Issuing Bank as provided therein.

                  "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

                  "Designated Lender" means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

                  "Designating Lender" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

                  "Dollar Equivalent" has the meaning specified in Section 2.21(h).

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to any Borrower and the Administrative Agent.

                  "Downgrade Account" has the meaning specified in Section 2.19(a).

                  "Downgrade Event" means, with respect to any Lender, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Lender by S&P or Moody's.

                  "Downgraded Lender" means any Lender which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody's) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody's.

                  "Downgrade Notice" has the meaning specified in Section
        2.19(a).

                  "Effective Date" means the first date on which the conditions set forth in Article III shall have been satisfied.

                  "Eligible Designee" means a special purpose entity that
         (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's.

                  "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "Environmental Law" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

                  "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Parent and the Administrative Agent.

                  "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing, an interest rate per annum equal to the rate per annum (rounded upwards, if not an integral multiple of 1/32 or 1/100 of 1%, to the nearest 1/100 of 1%) appearing on Dow Jones Markets (Telerate)

         Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing, the rate per annum (rounded upwards, if not an integral multiple of 1/32 or 1/100 of 1% to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(ii).

                  "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section
        6.01.

                  "Existing Agreement" has the meaning specified in the preliminary statements to this Amended Agreement.

                  "Existing 2,050 Million Credit Facility" means the 364-Day Credit Agreement dated as of June 11, 1999 among ACE INA, as borrower, Parent, ACE Bermuda and Tempest, the financial institutions listed therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent and lead arranger, Morgan Guaranty Trust Company of New York, as administrative agent, and J.P. Morgan Securities Inc., as co-arranger, as amended.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the

         Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fee Letter" means the fee letter dated April 12, 2000 among the Parent, the Lead Arranger and the Administrative Agent.

                  "Fiscal Year" means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

                  "Fixed Rate Advances" has the meaning specified in
        Section 2.03(a)(i).

                  "Foreign Government Scheme or Arrangement" has the meaning specified in Section 4.01 (n) (iv).

                  "Foreign Plan" has the meaning specified in Section 4.01
        (n) (iv).

                  "GAAP" has the meaning specified in Section 1.03.

                  "Guarantor" means each of the Borrowers other than ACE Financial.

                 "Guaranty" means the undertaking by each of the Guarantors under Article VII.

                  "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

                  "Indemnified Party" has the meaning specified in Section 9.04(b).

                  "Initial Extension of Credit" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

                  "Initial Lenders" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Committed Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower requesting such Borrowing or Conversion pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one or two weeks or one, two, three or six months, as the Borrower requesting such Borrowing or Conversion may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                          (a) such Borrower may not select any Interest Period
                  with respect to any Eurodollar Rate Advance that ends after the Termination Date;

                           (b) Interest Periods commencing on the same date
                  for Eurodollar Rate Advances comprising part of the same Committed Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                           (c) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (d) whenever the first day of any Interest
                  Period (other than a one or two week Interest Period) occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person; provided, however, that any purchase by any Loan Party or any Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Loan Party or Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Loan Party or any Subsidiary into swap instruments relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such

         Person into a reinsurance contract and shall not be deemed to be an Investment by such Person.

                  "Issuing Bank" means Mellon Bank, N.A. and any "New Issuing Bank" appointed in accordance with Section 2.20.

                  "Judgment Currency" has the meaning specified in Section 2.21(g).

                  "LC Participation Obligations" has the meaning specified in Section 2.19(a).

                  "L/C Related Documents" has the meaning specified in
        Section 2.05(b)(ii).

                  "Lead Arranger"means J.P. Morgan Securities Inc. in its capacity as lead arranger and book runner in respect of this Amended Agreement.

                  "Lender" means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Assignee which becomes a Lender pursuant to Section 9.06(c) and (iii) their respective successors.

                  "Letter of Credit Advance" has the meaning specified in
         Section 2.04(f).

                  "Letter of Credit Agreement" has the meaning specified in
         Section 2.04(a).

                  "Letter of Credit Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and on which banks are not required or authorized by law to close in Pittsburgh, Pennsylvania (or, if Mellon Bank, N.A. is no longer the Issuing Bank, in the city in which the principal letter of credit operations of the Issuing Bank are located).

                  "Letter of Credit Commitment" means at any time the lesser of (a) $250,000,000(or such other amount as may be agreed in writing among the Borrowers, the Agents and the Issuing Bank) and (b) the aggregate amount of the WC Commitments.

                  "Letters of Credit" has the meaning specified in Section 2.01(b).

                  "Letter of Credit Exposure" at any time means the sum at such time of (a) the aggregate outstanding amount of Letter of Credit Advances, (b) the aggregate Available Amounts of all outstanding Letters of Credit and (c) the aggregate Available Amounts of all Letters of Credit which have been requested by a Borrower to be issued hereunder but have not yet been so issued.

                  "Letter of Credit Participating Interest" has the meaning specified in Section 2.04(d).

                  "Letter of Credit Participating Interest Commitment" has the meaning specified in Section 2.04(d).

                  "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum (rounded upwards, if not an integral multiple of 1/32 or 1/100 of 1%, to the nearest 1/100 of 1%) appearing on Dow Jones Markets (Telerate) Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "LIBO Rate" shall mean for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, the rate per annum (rounded upwards, if not an integral multiple of 1/32 or 1/100 of 1%, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).

                  "LIBO Rate Advances" has the meaning specified in Section 2.03(a)(i).

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Loan Documents" means (i) this Agreement, (ii) the Notes, (iii) the Fee Letter and (iv) each Letter of Credit Agreement, in each case as amended.

                  "Loan Parties" means the Borrowers.

                  "Mandatorily Convertible Preferred Securities" means units comprised of (i) Preferred Securities or preferred shares of Parent and (ii) a contract for the sale of ordinary shares of the Parent (including "Feline Prides(TM)", "Rhinos(TM)" or any substantially similar securities).

                  "Margin Stock" has the meaning specified in Regulation U.

                  "Material Adverse Change" means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on (a) the business, condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

                  "Material Financial Obligation" means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Parent and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $25,000,000.

                  "MGT " has the meaning specified in the recital of parties to this Amended Agreement.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Non-Dollar Letters of Credit" has the meaning specified in Section 2.21(a).

                  "Note" means a Committed Note or a Competitive Bid Note.

                  "Notice of Committed Borrowing" has the meaning specified in Section 2.02(a).

                  "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a).

                  "OECD" means the Organization for Economic Cooperation and Development.

                  "Other Taxes" has the meaning specified in Section
         2.13(b).

                  "Overnight Rate" has the meaning specified in Section
         2.21(h).

                  "Parent" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Participant" has the meaning specified in Section
         9.06(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to title IV of ERISA (other than any "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

                  "Preferred Securities" means (i) preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the Debentures, or (ii) other instruments that may be treated in whole or in part as equity for rating agency purposes while being treated as debt for tax purposes.

                  "Pricing Schedule" means the Schedule hereto denominated as such.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's WC Commitment at such time (or, if the WC Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender's WC Commitment as in effect immediately prior to such termination) and the denominator of which is the Committed Facility at such time (or, if the WC Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Committed Facility as in effect immediately prior to such termination).

                  "Redeemable" means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Required Lenders" means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) aggregate principal amount of the Committed

         Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders holding at least a majority in interest of the aggregate of the WC Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Committed Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused WC Commitment of such Lender at such time.

                  "Responsible Officer" means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Chief Accounting Officer or Chief Investment Officer of the Parent.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

                  "Significant Subsidiary" means a Subsidiary of Parent that is a "significant subsidiary" of the Parent under Regulation S-X promulgated by the Securities and Exchange Commission.

                  "Securitization Transaction" means any sale, assignment or other transfer by Parent or any Subsidiary of any accounts receivable, premium finance loan receivables, lease receivables or other payment obligations owing to Parent or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

                  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Special Purpose Trust" means a special purpose business trust established by the Parent or ACE INA of which the Parent or ACE INA will hold all the common securities, which will be the issuer of Preferred Securities, and which will loan to the

         Parent or ACE INA (such loan being evidenced by the Debentures) the net proceeds of the issuance and sale of the Preferred Securities and common securities of such Special Purpose Trust.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Taxes" has the meaning specified in Section 2.13(a).

                  "Tempest" has the meaning specified in the recital of parties to this Amended Agreement.

                  "Termination Date" means the earlier of May 6, 2005 and the date of termination in whole of the WC Commitments and the Letter of Credit Commitment.

                  "364-Day Revolving Credit Facility" means the Amended and Restated 364-Day Credit Agreement dated as of the date of this Amended Agreement among the Parent, ACE Bermuda, Tempest, ACE INA and ACE Guaranty Re, Inc., the lenders party thereto, Bank of America, N.A. and The Chase Manhattan Bank, as co-syndication agents, and MGT as administrative agent, as the same may be amended, modified or otherwise supplemented from time to time.

                  "Total Capitalization" means, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) Consolidated stockholders equity of the Parent and its Subsidiaries plus (without duplication) (iii) the then issued and outstanding amount of Preferred Securities (including Mandatorily Convertible Preferred Securities) and (without duplication) Debentures.

                  "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                  "Unused WC Commitment" means, with respect to any Lender at any time, (a) such Lender's WC Commitment at such time minus
         (b) the sum of (i) the aggregate principal amount of all Committed Advances made by such Lender hereunder plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit hereunder and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to
         Section 2.04(c) and outstanding at such time

         (whether held by the Issuing Bank or the Lenders) and (C) the aggregate principal amount of all Competitive Bid Advances hereunder.

                  "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "WC Commitment" means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender's name on the Commitment Schedule and (ii) with respect to any Assignee which becomes a Lender pursuant to Section 9.06(c), the amount of the transferor Lender's Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.06 or 9.06(c); provided that, if the context so requires, the term "WC Commitment" means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

                  "Welfare Plan" means a welfare plan, as defined in
         Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

                  "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". References in the Loan Documents to any agreement or contract "as amended" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                  SECTION 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time ("GAAP"), applied on a basis consistent (except for changes concurred in by the Parent's independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article V for such purpose), then the Parent's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Parent shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders.

                                 ARTICLE II

                     AMOUNTS AND TERMS OF THE ADVANCES
                         AND THE LETTERS OF CREDIT

                  SECTION 2.01. The Committed Advances and the Letters of Credit. (a) The Committed Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Committed Advance") to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Committed Advance not to exceed such Lender's Unused WC Commitment at such time. Each Committed Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Committed Advances made simultaneously by the Lenders ratably according to their WC Commitments. Within the limits of each Lender's Unused WC Commitment in effect from time to time, each Borrower may borrow under this Section 2.01, prepay pursuant to Section
2.07 and reborrow under this Section 2.01.

                  (b) Letters of Credit. The Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue letters of credit (the "Letters of Credit") for the account of any Borrower on any Letter of Credit Business Day from time to time during the period from the date hereof until 30 days prior to the Termination Date. The Issuing Bank shall have no obligation to issue, and no Borrower will request the issuance of, any Letter of Credit hereunder if, at the time of issuance of such Letter of Credit and after giving effect thereto, the Letter of Credit Exposure would exceed the Issuing Bank's Letter of Credit Commitment. The Issuing Bank shall have no obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit hereunder if the Available Amount of such Letter of Credit exceeds, immediately before the time of such issuance, an amount equal to the total Unused WC Commitments of the Lenders at such time (as such amount shall be advised by the Administrative Agent to the Issuing Bank as contemplated by Section 2.04). The Issuing Bank shall have no obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit except within the following limitations:
(i) each Letter of Credit shall be denominated in U.S. dollars, (ii) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and (iii) no Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of 10 days prior to the Termination Date and one year after the date of issuance thereof, but a Letter of Credit may by its terms be automatically renewable annually unless the Issuing Bank notifies the beneficiary thereof of its election not to renew such Letter of Credit; provided that the terms of each Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 10 days prior to the Termination Date. The Issuing Bank shall have no obligation to issue any letter of credit which is unsatisfactory in form, substance or beneficiary to the Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice.

                  SECTION 2.02. Making the Committed Advances. (a) Except as otherwise provided in Section 2.03, each Committed Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Committed Borrowing in the case of a Committed Borrowing consisting of Eurodollar Rate Advances, or not later than 10:30 A.M. (New York City time) on the date of the proposed Committed Borrowing in the case of a Committed Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Committed Borrowing (a "Notice of Committed Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Committed Borrowing, (ii) Type of Advances comprising such Committed Borrowing, (iii) aggregate amount of such Committed Borrowing and (iv) in the case of a Committed Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for such Committed Advances. Each Lender shall, before 12:00 noon (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Committed Borrowing in accordance with the respective WC Commitments of such Lender and the other Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower requesting such Committed Borrowing by crediting the applicable Borrower's Account.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Committed Advances may not be outstanding as part of more than ten (10) separate Committed Borrowings.

                  (c) Each Notice of Committed Borrowing shall be irrevocable and binding on the Borrower that requested such Committed Borrowing. In the case of any Committed Borrowing that the related Notice of Committed Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower that requested such Committed Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Committed Borrowing for such Committed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Committed Advance to be made by such Lender as part of such Committed Borrowing when such Committed Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the

Administrative Agent on the date of such Committed Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Committed Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under
Section 2.08 to Advances comprising such Committed Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Committed Advance as part of such Borrowing for all purposes.

                  (e) The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.

                  SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 7 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding plus the then Available Amount of all Letters of Credit shall not exceed the aggregate amount of the WC Commitments of the Lenders.

                  (i) Any Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:30 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders are to be based on a margin above or below the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

                  (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower requesting the Competitive Bid Advances as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower requesting the Competitive Bid Borrowing), before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's WC Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower requesting such Competitive Bid Borrowing of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

                  (iii) The Borrower requesting any particular Competitive Bid Borrowing shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                   (x) cancel such Competitive Bid Borrowing by giving the
              Administrative Agent notice to that effect, or

                           (y) accept one or more of the offers made by any
                  Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each such Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect. The Borrower that requested such Competitive Bid Borrowing shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

                  (iv) If the Borrower that requested any particular Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is canceled pursuant to paragraph
         (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

                  (v) If the Borrower that requested any particular Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower that requested such Borrowing at the Administrative Agent's address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing.

                  (vi) If the Borrower that requested any particular Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

                  (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (a) above.

                  (c) Within the limits and on the conditions set forth in this Section 2.03, any Borrower may from time to time borrow under this
Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

                  (d) The Borrower to which any particular Competitive Bid Borrowing is made shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower as the last day of the Interest Period or the maturity date of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above), the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above.

                  (e) The Borrower to which any particular Competitive Bid Borrowing is made shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(f) or at the request of the Required Lenders during the existence of any other Event of Default, such Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum otherwise required to be paid on such Competitive Bid Advance.

                  (f) The indebtedness of any Borrower resulting from any Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by the Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

                  (g) Upon delivery of each Notice of Competitive Bid Borrowing, the Borrower that requested the applicable Competitive Bid Borrowing shall pay a non-refundable fee of $1,500 to the Administrative Agent for its own account.

                  SECTION 2.04. Issuance and Renewals and Drawings, Participations and Reimbursement with Respect to Letters of Credit. (a) Request for Issuance. A Borrower may from time to time request, upon at least three Letter of Credit Business Days' written notice (given not later than 11:00 A.M. New York City time on the last day permitted therefor), the Issuing Bank to issue or renew (other than any automatic renewal thereof) a Letter of Credit by:

                  (i) delivering to the Issuing Bank and the Administrative Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued (which shall be a Letter of Credit Business Day), the expiration date thereof, the Available Amount thereof, the name and address of the beneficiary thereof and the form thereof, and

                  (ii) in the case of the issuance of a Letter of Credit, delivering to the Issuing Bank a completed agreement and application with respect to such Letter of Credit as the Issuing Bank may specify for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"), together with such other certificates, documents and other papers as are specified in such Letter of Credit Agreement.

The Administrative Agent shall, promptly upon receiving such notice, notify the Lenders of such proposed Letter of Credit (which notice shall specify the Available Amount and term of such proposed Letter of Credit) or such proposed renewal of a Letter of Credit (which notice shall specify the term of such renewal), and shall determine, as of 11:00 A.M. (New York City time) on the Business Day immediately preceding such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Section 2.01 hereof. If such limitations set forth in Section 2.01 are not satisfied or if the Required Lenders have given notice to the Administrative Agent to cease issuing or renewing Letters of Credit as contemplated by this Agreement, the Administrative Agent shall immediately notify the Issuing Bank (in writing or by telephone immediately confirmed in writing) that the Issuing Bank is not authorized to issue or renew, as the case may be, such Letter of Credit. If the Issuing Bank issues or renews a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Account Party shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent.

                  (b) Request for Extension or Increase. An Account
Party may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit or increase (or, with the consent of the beneficiary, decrease) the Available Amount of or the amount available to be drawn on such Letter of Credit.
Such extension or increase shall for all purposes hereunder be treated as though such Account Party had requested issuance of a replacement Letter of Credit (except only that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

                  (c) Limitations on Issuance, Extension, Renewal and Amendment. As between the Issuing Bank, on the one hand, and the Agents and the Lenders, on the other hand, the Issuing Bank shall be justified and fully protected in issuing or renewing a proposed Letter of Credit unless it shall have received notice from the Administrative Agent as provided in
Section 2.04(a) hereof that it is not authorized to do so (and, in the case of automatic renewals, ten days shall have passed following the date of the Issuing Bank's receipt of such notice), notwithstanding any subsequent notices to the Issuing Bank, any knowledge of a Default, any knowledge of failure of any condition specified in Article III hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatsoever. The Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Agreements, or waive compliance with any condition of issuance, renewal or payment, without the consent of, and without liability to, any Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding Letter of Credit shall be subject to Section 2.01.

                  (d) Letter of Credit Participating Interests. Concurrently with the issuance of each Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata Share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Agreement, all reimbursement obligations with respect to such Letter of Credit, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest", it being understood that the Letter of Credit Participating Interest of the Issuing Bank is the interest not otherwise attributable to the Letter of Credit Participating Interests of the other Lenders). Each Lender irrevocably and unconditionally agrees to the immediately preceding sentence, such agreement being herein referred to as such Bank's "Letter of Credit Participating Interest Commitment". Amounts, other than Letter of Credit Advances made by a Lender other than the Issuing Bank and other than Letter of Credit commissions under Section 2.09(d)(i), payable from time to time under or in connection with a Letter of Credit or Letter of Credit Agreement shall be for the sole account of the Issuing Bank. On the date that any Assignee becomes a party to this Agreement in accordance with
Section 9.07 hereof, Letter of Credit Participating Interests in all outstanding Letters of Credit held by the Lender from which such Assignee acquired its interest hereunder shall be proportionately reallocated between such Assignee and such assignor Lender (and, to the extent such assignor Lender is the Issuing Bank, the Assignee shall be deemed to have acquired a Letter of Credit Participating Interest from the Issuing Bank to such extent). Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit, its obligation to make the payments specified in Section 2.04(e), and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

                  (e) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 2.05(b), the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent's close of business on the date such notice is given (if notice is given by 2:00 P.M. New York City time) or 10:00 A.M. New York City time the following day (if notice is given after 2:00 P.M. New York City time or in the case of any Lender whose Applicable Lending Office is located in Europe), each Lender will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank. Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to but not including the date of repayment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate.

                  (f) Letter of Credit Advances. The term "Letter of Credit Advance" is used in this Agreement in accordance with the meanings set forth in this paragraph 2.04(f). The making of any payment by the Issuing Bank under a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance by the Issuing Bank in the amount of such payment. The making of any payment by a Lender for the account of the Issuing Bank under Section 2.04(e) on account of an unreimbursed drawing on a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance to the applicable Borrower by such Lender. The making of such a Letter of Credit Advance by a Lender with respect to an unreimbursed drawing on a Letter of Credit shall reduce, by a like amount, the outstanding Letter of Credit Advance of the Issuing Bank with respect to such unreimbursed drawing.

                  (g) Letter of Credit Reports. The Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance of a Letter of Credit (including the Available Amount and expiration date thereof), amendment to a Letter of Credit, cancellation of a Letter of Credit and payment on a Letter of Credit. The Administrative Agent will furnish (A) to each Lender prior to the tenth Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and payments and reductions in Available Amount during such month on all Letters of Credit and

(B) to each Lender prior to the tenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

                  SECTION 2.05. Repayment of Advances. (a) Committed Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Committed Advances then outstanding.

                  (b) Account Party's Reimbursement Obligation. (i) Each Account Party hereby agrees to reimburse the Issuing Bank (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.12) in the amount of each payment made by the Issuing Bank under any Letter of Credit issued for such Account Party's account, such reimbursement to be made on the date such payment under such Letter of Credit is made by the Issuing Bank (but not earlier than the date which is one Business Day after notice of such payment under such Letter of Credit or of the drawing giving rise to such payment under such Letter of Credit is given to such Account Party). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by such Account Party is not timely made, such Account Party hereby agrees to pay to the Administrative Agent, for the respective accounts of the Issuing Bank and the Lenders which have funded their respective shares of such amount remaining unpaid by such Account Party, on demand, interest thereon at the rate then applicable to Base Rate Advances under Section 2.08. Each Letter of Credit Advance shall be a Base Rate Advance.

                  (ii) The obligation of each Account Party to reimburse the Issuing Bank for any payment made by the Issuing Bank under any Letter of Credit, and the obligation of each Lender under
         Section 2.04(e) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable Letter of Credit Agreement and any other applicable agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

                  (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower or any other Person in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (C) the existence of any claim, set-off, defense or other right that any Borrower or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the obligations of any Borrower or any other Person in respect of the L/C Related Documents; or

                  (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.

                  (c) Rescission. If any amount received by the Issuing Bank on account of any Letter of Credit Advance shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Lender will (except to the extent a corresponding amount received by such Lender on account of its Letter of Credit Advance relating to the same payment on a Letter of Credit has been avoided, rescinded or otherwise returned or paid over by such Lender), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

                  SECTION 2.06. Termination or Reduction of the WC Commitments. The Parent may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the WC Commitments; provided, however, that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their WC Commitments.

                  SECTION 2.07. Prepayments. Each Borrower may, upon notice given not later than 11:00 A.M. (New York City Time) on the Business Day on which such prepayment is to be made, in the case of Base Rate Advances, or on the third Business Day prior to the date on which such prepayment is to be made, in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Committed Advances comprising part of the same Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of

$1,000,000 in excess thereof (except that prepayment of any Letter of Credit Advance may be made in any amount so long as such Letter of Credit Advance is paid in full or, after giving effect to such prepayment, the aggregate principal amount of all Letter of Credit Advances is an integral multiple of $1,000,000) and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Committed Advance, such Borrower shall also pay any amounts owing pursuant to Section 9.04(c). All prepayments in respect of Eurodollar Rate Advances shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

                  SECTION 2.08. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the Termination Date.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (iii) Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the applicable Borrower to pay, contemporaneously with each payment of interest on Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i)(A) the applicable Eurodollar Rate, divided by (B) one minus the Eurodollar Rate Reserve Requirement over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest shall so notify such Borrower directly, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing after the giving of such notice.

                  (b) Default Interest. Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(f) or at the request of the Required Lenders during the existence of any other Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

                  (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.10 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period", the Administrative Agent shall give notice to the Borrowers and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

                  SECTION 2.09. Fees. (a) Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Lenders a facility fee, from the Effective Date until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on June 30, 2000, and on the Termination Date, at the rate of the Applicable Facility Fee Percentage on the average daily WC Commitment of each Lender during such quarter (whether used or unused); provided, however, that no facility fee shall accrue on the Unused WC Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

                  (b) Agents' Fees. Each Borrower agrees that it shall pay to each Agent for its own account such fees as may from time to time be agreed between such Borrower and such Agent.

                  (c) Letter of Credit Fees, Etc. (i) Each Borrower agrees that it shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears quarterly on the last day of each calendar quarter commencing June 30, 2000, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit issued for the account of such Borrower outstanding from time to time at the rate equal to the then Applicable Margin.

                  (ii) Each Borrower agrees that it shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued for the account of such Borrower as such Borrower and the Issuing Bank shall agree in a side letter.

                  SECTION 2.10. Conversion of Advances. (a) Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.11, Convert all or any portion of the Committed Advances of one Type comprising the same Committed Borrowing into Committed Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 for a Committed Borrowing, no Conversion of any Committed Advances shall result in more separate Committed Borrowings than permitted under Section 2.02(b) and each Conversion of Committed Advances comprising part of the same Committed Borrowing shall be made ratably among the Lenders in accordance with their respective WC Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Advances to be Converted and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Committed Advances. Each notice of Conversion shall be irrevocable and binding on such Borrower.

                  (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Committed Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Committed Advances shall automatically Convert into Base Rate Advances at the end of the applicable Interest Period.

                  (ii) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrowers and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                  (iii) Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(f) or at the request of the Required Lenders during the existence of any other Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                  SECTION 2.11. Increased Costs, Etc. (a) If, due to either
(i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers agree to pay, from time to time, within five days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type, then, within five days after demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Borrowers agree to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If, prior to the first day of any Interest Period with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for such Interest Period for such Committed Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will (i) in the case of requested new Eurodollar Rate Advances, be made as or remain Base Rate Advances or as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such a notice and (ii) in the case of existing Eurodollar Rate Advances, automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances or be continued as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such notice.

                  (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to continue to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent,
(i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, of such Lender will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in
Section 2.08(a)(i), as the case may be, and (ii) the obligation of such Lender to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Committed Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist (it being understood that such Lender shall make and maintain Base Rate Advances in the amount that would otherwise be made and maintained by such Lender as Eurodollar Advances absent the circumstances described above).

                  (e) Each Lender shall promptly notify the Borrowers and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to subsection (a) or (b) above or pursuant to Section 2.13 or (ii) the occurrence of any circumstances of the nature described in subsection (c) or (d) above (and, if any Lender has given notice of any event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrowers and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's good faith judgment, be otherwise disadvantageous to such Lender.

                  (f) Notwithstanding the provisions of subsections (a) and
(b) above or Section 2.13 (and without limiting subsection (e) above), if any Lender fails to notify the Borrowers of any event or circumstance that will entitle such Lender to compensation pursuant subsection (a) or (b) above or Section 2.13 within 120 days after such Lender obtains actual knowledge of such event or circumstance, then such Lender shall not be entitled to compensation, from the Borrowers for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Borrowers of such event or circumstance.

                  SECTION 2.12. Payments and Computations. (a) The applicable Borrower shall make each payment hereunder and under the applicable Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16), not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, facility fees or any other amount then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective amount then payable to such Lenders and (ii) if such payment by such Borrower is in respect of any amount then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

                  (b) Each Borrower hereby authorizes each Lender, if an Event of Default under Section 6.01(a) has occurred and is continuing, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount owing under this Agreement that resulted in such Event of Default.

                  (c) All computations of interest on Base Rate Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to MGT's prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Administrative Agent shall have received notice from any Borrower required to make any payment prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

                  SECTION 2.13. Taxes. (a) Any and all payments by any Loan Party hereunder or under the Notes shall be made, in accordance with
Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being herein referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent,
(i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (herein referred to as "Other Taxes").

                  (c) Each Loan Party shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.13, the terms "United States" and "United States person" shall have the meanings specified in Section 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or the initial Issuing Bank, as the case may be, and on the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Parent with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not a "bank" as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender providing a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN,W-8ECI or W-8 (and the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which a Lender which may lawfully do so has failed to provide the Parent with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Parent shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                  (g) Each Lender represents and warrants to the Borrowers that, as of the date such Lender becomes a party to this Agreement, such Lender is entitled to receive payments hereunder from the Borrowers without deduction or withholding for or on account of any Taxes.

                  SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Lender at such time to (ii) the aggregate amount of the obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing to such Lender at such time to (ii) the aggregate amount of the obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

                  SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) to provide working capital, and for other general corporate purposes of the Borrowers and their respective Subsidiaries.

                  SECTION 2.16. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, any Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff. Such Committed Advance shall be considered, for all purposes of this Agreement, to comprise part of the Committed Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to
Section 2.01, even if the other Committed Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Committed Advance is deemed to be made pursuant to this subsection (a). Each Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by such Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or
(c) of this Section 2.16.

                  (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the

Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lenders and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lenders, in the following order of priority:

                  (i) first, to the Agents for any Defaulted Amounts then owing to the Agents, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

                  (ii) second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to such Issuing Bank; and

                  (iii) third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.16.

                  (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with MGT, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be MGT's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                  (i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to the Agents hereunder, ratably in accordance with such amounts then due and payable to the Agents;

                  (ii) second, to the Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to such Issuing Bank;

                  (iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

                  (iv) fourth, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such obligations outstanding at such time.

                  (d) The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that such Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

                  SECTION 2.17. Replacement of Affected Lender. At any time any Lender is an Affected Lender, the Borrowers may replace such Affected Lender as a party to this Agreement with one or more other Lenders and/or Assignees, and upon notice from the Borrowers such Affected Lender shall assign, and without recourse or warranty, its WC Commitment, its Committed Advances, its Committed Note, its Letter of Credit Advances, its obligations to fund Letter of Credit payments, its participation in, and its rights and obligations with respect to, Letters of Credit, and all of its other rights and obligations hereunder to such other Lenders and/or Assignees for a purchase price equal to the sum of the principal amount of the Committed Advances so assigned, all accrued and unpaid interest thereon, such Affected Lender's ratable share of all accrued and unpaid fees payable pursuant to Section 2.09, any amounts payable pursuant to
Section 9.04(c) as a result of such Affected Lender receiving payment of any Eurodollar Rate Advance prior to the end of an Interest Period therefor (assuming for such purpose that receipt of payment pursuant to such Assignment and Acceptance constitutes payment of such Eurodollar Rate Advances) and all other obligations owed to such Affected Lender hereunder.

                  SECTION 2.18. Certain Provisions Relating to the Issuing Bank and Letters of Credit.


                  (a) Letter of Credit Agreements. The representations, warranties and covenants by the Borrowers under, and the rights and remedies of the Issuing Bank under, any Letter of Credit Agreement relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrowers under, and rights and remedies of the Issuing Bank and the Lenders under, this Agreement and applicable law. Each Account Party acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Agreement shall inure to the benefit of each Lender to the extent of its Letter of Credit Participating Interest Commitment as fully as if such Lender was a party to such Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Agreement, this Agreement shall prevail.

                  (b) Certain Provisions. The Issuing Bank shall have no duties or responsibilities to any Agent or any Lender except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Lenders and the Agents under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Agent, any Lender or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or Letter of Credit, except as specifically set forth in Section 9.09. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to any Agent or any Lender relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or any other Person, or (iii) the existence of any Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide any Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

                  (c) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrowers), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower, Agent or Lender, such matter may be established by a certificate of such Borrower, Agent or Lender, as the case may be, and the Issuing Bank may conclusively rely upon such certificate. The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless the Issuing Bank has received notice from a Lender, an Agent or a Borrower referring to this Agreement, describing such Default, and stating that such notice is a "notice of default".

                  (d) Indemnification of Issuing Bank by Lenders. Each Lender hereby severally agrees to reimburse and indemnify the Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by the Borrowers and without limitation of the obligations of the Borrowers to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any Letter of Credit, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

                  (e) Issuing Bank in its Individual Capacity. With respect to its Commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Issuing Bank, and the term "Lenders" and like terms shall include the Issuing Bank in its individual capacity as such. The Issuing Bank and its affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though the Issuing Bank were not the Issuing Bank hereunder.

                  SECTION 2.19. Downgrade Event with Respect to a Lender.
(a) If a Downgrade Event shall occur with respect to (i) any Downgraded Lender or (ii) any other Lender and, as a result thereof, such other Lender becomes a Downgraded Lender, then the Issuing Bank may, by notice to such Downgraded Lender, the Administrative Agent and the Parent within 45 days after such Downgrade Event (any such notice, a "Downgrade Notice"), request that the Borrowers use reasonable efforts to replace such Lender as a party to this Agreement pursuant to Section 2.17. If such Lender is not so replaced within 45 days after receipt by the Borrowers of such Downgrade Notice, then: (x) if no Default exists and such

Downgraded Lender has not exercised its right to remain a Lender hereunder pursuant to clause (y) below, the following shall occur concurrently:

                  (A) the Committed Facility shall be reduced by the amount of the WC Commitment of such Downgraded Lender,

                  (B) the Borrowers shall prepay all amounts owed to such Downgraded Lender hereunder or in connection herewith (including any amount payable pursuant to Section 9.04(c) as a result of such Downgraded Lender receiving payment of any Eurodollar Rate Advance prior to the end of an Interest Period therefor),

                  (C) if, upon the reduction of the Committed Facility under clause (A) above and the payment under clause (B) above, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances of the Issuing Bank in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of the time of such calculation) would exceed the amount of the Committed Facility, then the Borrowers will immediately eliminate such excess by prepaying Committed Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced, and

                  (D) upon completion of the events described in clauses
         (A), (B) and (C) above, such Downgraded Lender shall cease to be a party to this Agreement; provided that the provisions of Sections 2.11, 2.13 and 9.04 of this Agreement shall continue to inure to the benefit of each such Downgraded Lender.

or (y) if a Default exists or, not later than 30 days after receipt of such Downgrade Notice, such Downgraded Lender notifies the Borrowers, the Issuing Bank and the Administrative Agent that such Downgraded Lender elects to provide (in a manner reasonably satisfactory to the Issuing Bank) cash collateral to the Issuing Bank for (or if such Downgraded Lender is unable, without regulatory approval, to provide cash collateral, a letter of credit reasonably satisfactory to the Issuing Bank covering) its contingent obligations to reimburse the Issuing Bank for any payment under any Letter of Credit as provided in Section 2.04(e) (its "LC Participation Obligations"), such Downgraded Lender shall be obligated to (and each Lender agrees that in such circumstances it will) deliver to the Issuing Bank (I) immediately, cash collateral (or, as aforesaid, a letter of credit) in an amount equal to its LC Participation Obligations and (II) from time to time thereafter (so long as it is a Downgraded Lender), cash collateral (or, as aforesaid, a letter of credit) sufficient to cover any increase in its LC Participation Obligations as a result of any proposed issuance of or increase in a Letter of Credit. Any funds provided by a Downgraded Lender for such purpose shall be maintained in a segregated deposit account in the name of the Issuing Bank at the Issuing Bank's principal office in the United States (a "Downgrade Account"). The funds so deposited in any Downgrade Account shall be used only in accordance with the following provisions of this Section 2.19.

                  (b) If any Downgraded Lender shall be required to fund its participation in a payment under a Letter of Credit pursuant to Section 2.04(e), then the Issuing Bank shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Lender to fund such participation. The deposit of funds in a Downgrade Account by any Downgraded Lender shall not constitute a Letter of Credit Advance (and the Downgraded Lender shall not be entitled to interest on such funds except as provided in clause (c) below) unless and until (and then only to the extent that) such funds are used by the Issuing Bank to fund the participation of such Downgraded Lender pursuant to the first sentence of this clause (b).

                  (c) Funds in a Downgrade Account shall be invested in such investments as may be agreed between the Issuing Bank and the applicable Downgraded Lender, and the income from such investments shall be distributed to such Downgraded Lender from time to time (but not less often than monthly) as agreed between the Issuing Bank and such Downgraded Lender. The Issuing Bank will (i) from time to time, upon request by a Downgraded Lender, release to such Downgraded Lender any amount on deposit in the applicable Downgrade Account in excess of the LC Participation Obligations of such Downgraded Lender and (ii) upon the earliest to occur of (A) the effective date of any replacement of such Downgraded Lender as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Downgraded Lender's WC Commitment pursuant to clause (a) or (C) the first Letter of Credit Business Day after receipt by the Issuing Bank of evidence (reasonably satisfactory to the Issuing Bank) that such Lender is no longer a Downgraded Lender, release to such Lender all amounts on deposit in the applicable Downgrade Account.

                  (d) At any time any Downgraded Lender is required to maintain cash collateral with the Issuing Bank pursuant to this Section 2.19, the Issuing Bank shall have no obligation to issue or increase any Letter of Credit unless such Downgraded Lender has provided sufficient funds as cash collateral to the Issuing Bank to cover all LC Participation Obligations of such Downgraded Lender (including in respect of the Letter of Credit to be issued or increased).

                  SECTION 2.20. Downgrade Event or Other Event with Respect to the Issuing Bank. At any time that the Issuing Bank is a Downgraded Lender or at such other times as the Issuing Bank and the Borrowers may agree, the Borrowers may, upon not less than three Letter of Credit Business Days' notice to the Issuing Bank (in this Section sometimes referred to as the "Old Issuing Bank") and the Administrative Agent, designate any Lender (so long as such Lender has agreed to such designation) as an additional "Issuing Bank" hereunder (in this Section sometimes referred to as the "New Issuing Bank"). Such notice shall specify the date (which shall be a Letter of Credit Business Day) on which the New Issuing Bank is to become an additional "Issuing Bank" hereunder. From and after such date, all new Letters of Credit requested to be issued hereunder shall be issued by the New Issuing Bank. From and after such date (and until the first date on which no Letters of Credit issued by the Old Issuing Bank are outstanding and no reimbursement obligations are owed to the Old Issuing Bank, on which date the Old Issuing Bank shall cease to be an Issuing Bank hereunder), references in this Agreement to the "Issuing Bank" shall be deemed to refer (a) to the Old Issuing Bank, with respect to Letters of Credit issued by it, (b) to the New Issuing Bank, with respect to Letters of Credit issued or to be issued by it, and (c) to each of the Old Issuing Bank and the New Issuing Bank, with respect to other matters. Notwithstanding the fact that an Old Issuing Bank shall cease to be an "Issuing Bank" hereunder, all of the exculpatory, indemnification and similar provisions hereof in favor of the "Issuing Bank" shall inure to such Old Issuing Bank's benefit as to any actions taken or omitted by it while it was an "Issuing Bank" under this Agreement. The Borrowers agree that after any appointment of a New Issuing Bank hereunder, the Borrowers shall use reasonable commercial efforts to promptly replace (or otherwise cause the applicable beneficiary to return to the Old Issuing Bank for cancellation) each letter of credit issued by the Old Issuing Bank.

                  SECTION 2.21. Non-Dollar Letters of Credit. (a) The Borrowers, the Administrative Agent, the Issuing Bank and the Lenders (i) agree that the Issuing Bank may (in its sole discretion) issue Letters of Credit ("Non-Dollar Letters of Credit") in currencies other than U.S. dollars and (ii) further agree as follows with respect to such Non-Dollar Letters of Credit:

                  (b) The Borrowers agree that their reimbursement obligations under Section 2.05(b) and any resulting Letter of Credit Advance, in each case in respect of a drawing under any Non-Dollar Letter of Credit, (i) shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (determined on the date of payment) and (ii) shall bear interest at a rate per annum equal to (A) in the case of amounts owed to the Issuing Bank, the sum of the Overnight Rate plus the Applicable Margin for Eurodollar Rate Advances plus 2% and (B) in the case of amounts owing to any other Lender, the Base Rate plus 2%, in each case for each day from and including the date on which the applicable Account Party is to reimburse the Issuing Bank pursuant to Section 2.05(b) to but excluding the date such obligation is paid in full.

                  (c) Each Lender agrees that its obligation to pay the Issuing Bank such Lender's Pro Rata Share of the unreimbursed portion of any payment by the Issuing Bank under Section 2.04(e) in respect of a drawing under any Non-Dollar Letter of Credit shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (calculated on the date of payment) (and any such amount which is not paid when due shall bear interest at a rate per annum equal to the Overnight Rate plus, beginning on the third Business Day after such amount was due, the Applicable Margin for Eurodollar Rate Advances).

                  (d) For purposes of determining whether there is availability for the Borrowers to request any Advance or to request the issuance or extension of, or any increase in, any Letter of Credit, the Dollar Equivalent amount of the Available Amount of each Non-Dollar Letter of Credit shall be calculated as of the date such Advance is to be made or such Letter of Credit is to be issued, extended or increased.

                  (e) For purposes of determining the letter of credit fee under Section 2.09(d), the Dollar Equivalent amount of the Available Amount of any Non-Dollar Letter of Credit shall be determined on each of (1) the date of an issuance, extension or change in the Available Amount of such Non-Dollar Letter of Credit, (2) the date of any payment by the Issuing Bank in respect of a drawing under such Non-Dollar Letter of Credit, (3) the last day of each calendar month and (4) each day on which the WC Commitments are to be reduced pursuant to Section 2.06 (it being understood that no requested reduction shall be permitted to the extent that, after making a calculation pursuant this clause (e), such reduction would be greater than the unused portion of the WC Commitments).

                  (f) If, on the last day of any calendar month, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of such day) would exceed the amount of the Committed Facility, then the Borrowers will immediately eliminate such excess by prepaying Committed Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced.

                  (g) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due in respect of any Non-Dollar Letter of Credit in one currency into another currency, the rate of exchange used shall be that at which in accordance with its normal banking procedures the Issuing Bank could purchase the first currency with such other currency on the Letter of Credit Business Day preceding that on which final judgment is given. The obligation of any Account Party in respect of any such sum due from it to the Issuing Bank or any Lender hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement and the applicable Non-Dollar Letter of Credit (the "Agreement Currency"), be discharged only to the extent that on the Letter of Credit Business Day following receipt by the Issuing Bank or such Lender of any sum adjudged to be so due in the Judgment Currency, the Issuing Bank or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Issuing Bank or such Lender in the Agreement Currency, the applicable Account Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Issuing Bank or such Lender, as applicable, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Issuing Bank or such Lender in such currency, the Issuing Bank and each Lender agrees to return the amount of any excess to the applicable Account Party (or to any other Person who may be entitled thereto under applicable law).

                  (h) For purposes of this Section, "Dollar Equivalent" means, in relation to an amount denominated in a currency other than U.S. dollars, the amount of U.S. dollars which could be purchased with such amount by the Issuing Bank in accordance with its customary procedures (and giving effect to any transaction costs) at the quoted foreign exchange spot rate of the Issuing Bank at the time of determination; and "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Issuing Bank to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Letter of Credit Business Day (or on which dealings are not carried on in the applicable offshore interbank market) shall be the Overnight Rate for the immediately preceding Letter of Credit Business Day.

                                ARTICLE III

          CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

                  SECTION 3.01. Conditions Precedent to Effectiveness. This Amended Agreement shall not become effective, and no Lender shall be obligated to make any Advance and the Issuing Bank shall not be obligated to issue any Letter of Credit hereunder, until each of the following conditions precedent is satisfied:

                  (i) The Administrative Agent shall have received counterparts of this Amended Agreement duly executed by each of the parties listed on the signature pages hereof (or in the case of any party as to which such an executed counterpart shall not have been received, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery of a counterpart hereof by such party).

                  (ii) The Administrative Agent shall have received the following in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Committed Notes) in sufficient copies for each Lender:

                           (A) The Committed Notes payable to the order of the Lenders.

                           (B) Certified copies of the resolutions of the
                  Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party.

                           (C) A copy of a certificate of the Secretary of
                  State or other appropriate official of the jurisdiction of incorporation of (x) each of ACE INA and ACE Financial, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of its charter and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to its charter on file in such Secretary's office, (2) in the case of ACE INA, it has paid all franchise taxes to the date of such certificate and (C) it is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation and (y) each other Loan Party, dated reasonably near the Initial Extension of Credit, certifying as to the good standing (or existence) of such Loan Party.

                           (D) A certificate of each Loan Party, signed on
                  behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (1) in the case of each of ACE INA and ACE Financial, the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(ii)(C), (2) a true and correct copy of the bylaws (in the case of ACE INA and ACE Financial) or the constitutional documents (in the case of each other Loan Party) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(ii)(B) were adopted and on the date of the Initial Extension of Credit, (3) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (4) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (5) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

                           (E) A certificate of the Secretary or an
                  Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                           (F) A favorable opinion of (1) Maples and
                  Calder, Cayman Islands counsel for the Parent, in substantially the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request, (2) Mayer, Brown & Platt, New York counsel for the Loan Parties, in substantially the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request, and (3) Conyers Dill & Pearman, Bermuda counsel for ACE Bermuda and Tempest, in substantially the form of Exhibit D-3 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                  (iii) There shall have occurred no material adverse change since December 31, 1999 in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

                  (iv) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) could be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the other transactions contemplated by the Loan Documents.

                  (v) The Borrowers shall have paid all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel on behalf of all of the Lenders), in each case to the extent then due and payable.

                  On the Effective Date the Existing Agreement will be automatically amended and restated in its entirety to read as set forth in this Amended Agreement. On and after the Effective Date the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing Agreement. On the Effective Date, any Lender whose WC Commitment is changed to zero shall cease to be a Lender party to this Agreement and all accrued fees and other amounts payable under this Agreement for the account of such Lender shall be due and payable on such date; provided that the provisions of Section 2.11, 2.13 and 9.04 of this Agreement shall continue to inure to the benefit of each such Lender. The Notes delivered to each Lender under the Existing Agreement shall be canceled and Notes under this Amended Agreement shall be given in substitution therefor. Each Lender shall promptly after the Effective Date deliver to the Borrowers for cancellation the Notes delivered to such Lender under the Existing Agreement. The Agent shall promptly notify the Borrowers and each Lender of the effectiveness of the Amended Agreement, and such notice shall be conclusive and binding on all parties hereto.

                  The Banks that are parties to the Existing 2,050 Million Credit Facility comprising the "Required Banks" as defined therein, and ACE INA (the "Borrower" as defined under the Existing 2,050 Million Credit Facility), Parent, ACE Bermuda and Tempest (Parent, ACE Bermuda and Tempest, the "Guarantors" as defined under the Existing 2,050 Million Credit Facility, and along with ACE INA, the "2,050 Million Obligors") agree that the commitments under the Existing 2,050 Million Credit Facility shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the 2,050 Million Obligors shall be obligated to pay on the Effective Date all principal amounts outstanding thereunder, together with all accrued interest and fees and all other amounts then payable thereunder to but excluding the Effective Date.

                  SECTION 3.02. Conditions Precedent to Each Committed Borrowing and Issuance, Extension or Increase of a Letter of Credit. The obligation of each Lender to make a Committed Advance on the occasion of each Committed Borrowing (including the initial Committed Borrowing), and the obligation of the Issuing Bank to issue, extend or increase a Letter of Credit (including the initial issuance), shall be subject to the further conditions precedent that on the date of such Committed Borrowing or issuance, extension or increase (a) the following statements shall be true (and each of the giving of the applicable Notice of Committed Borrowing or request for issuance, extension, or increase, and the acceptance by the Borrower that requested such Committed Borrowing of the proceeds of such Committed Borrowing or of such issuance, extension or increase shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Committed Borrowing or such issuance, extension or increase such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Committed Borrowing and to the application of the proceeds therefrom or such issuance, extension or increase, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Committed Borrowing or the date of such issuance, extension or increase, in which case as of such specific date; and

                  (ii) no Default has occurred and is continuing, or would result from such Committed Borrowing or the application of the proceeds therefrom or from such issuance, extension or increase;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or the Issuing Bank through the Administrative Agent may reasonably request.

                  SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing (including the initial Competitive Bid Borrowing) to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, and
(ii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower that requested such Competitive Bid Borrowing of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):

                  (a) the representations and warranties contained in
         Section 4.01 are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Competitive Bid Borrowing, in which case as of such specific date, and

                  (b) no Default has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom.

                  SECTION 3.04. Conditions Precedent for ACE Financial. The obligation of each Lender to make any Committed Advance or Competitive Bid Advance to ACE Financial, and the obligation of the Issuing Bank to issue, extend or increase a Letter of Credit for the account of ACE Financial, shall be subject to the further condition precedent that on the date of such Advance or issuance, extension or increase, and after giving effect thereto, the sum of the aggregate principal amount of all Advances outstanding to ACE Financial hereunder plus the aggregate Available Amount of all Letters of Credit issued for the account of ACE Financial hereunder shall not exceed $25,000,000.

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows (except that ACE Financial represents and warrants only as to itself):

                  (a) Each Loan Party and each of its Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in each Borrower (other than the Parent) have been validly issued, are fully paid and non-assessable and (except for any Preferred Securities issued after the date of this Agreement) are owned, directly or indirectly, by the Parent free and clear of all Liens.

                  (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party.

                  (c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not
         (i) contravene such Loan Party's constitutional documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or the other transactions contemplated by the Loan Documents, or
         (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

                  (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                  (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

                  (g) The Consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 1999, and the related Consolidated statements of income and of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the Fiscal Year ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and, as of the Effective Date and the date of the Initial Extension of Credit, since December 31, 1999, there has been no Material Adverse Change.

                  (h) No information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

                  (i) Following application of the proceeds of each Advance hereunder, Margin Stock will constitute less than 25% of the value of those assets of any Borrower which are subject to any limitation on sale, pledge or other disposition hereunder.

                  (j) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (k) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that is reasonably likely to have a Material Adverse Effect.

                  (l) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

                  (m) Except to the extent that any and all events and conditions under clauses (i) through (vi) below of this paragraph
         (m) in the aggregate are not reasonably expected to have a Material Adverse Effect,

                        (i) Schedule B (Actuarial Information) to the most
                  recent annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Pension Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

                       (ii) Neither any Loan Party nor any ERISA Affiliate
                  has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

                      (iii) Neither any Loan Party nor any ERISA Affiliate
                  has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                       (iv) With respect to each scheme or arrangement
                  mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Loan Party or with respect to which any Subsidiary of any Loan Party may have liability under applicable local law (a "Foreign Plan"):

                                 (x) Any employer and employee
                           contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

                                 (y) The fair market value of the assets of
                           each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

                                 (z) Each Foreign Plan required to be
                           registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                        (v) To the extent the assets of any Loan Party are
                  or are deemed under applicable law to be "plan assets" within the meaning of Department of Labor Regulation ss. 2510.3-101, the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated therein will not result in a non-exempt prohibited transaction within the meaning of
                  Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

                       (vi) During the twelve-consecutive-month period to
                  the date of the execution and delivery of this Agreement and prior to any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty.

                  (n) (i) In the ordinary course of its business, each Borrower reviews the effect of Environmental Laws on the operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

                       (ii) The operations and properties of each Loan
                  Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Loan Party or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances would reasonably be expected to have a Material Adverse Effect.

                  (o) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

                                 ARTICLE V

                         COVENANTS OF THE BORROWERS

                  SECTION 5.01. Affirmative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Environmental Laws, Environmental Permits, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful material claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Parent and its Subsidiaries).

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights
        (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Lenders.

                  (e) Visitation Rights. At any reasonable time and from time to time upon prior notice, permit the Agents (upon request made by any Agent or any Lender), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of such Agents (or such Lender, as the case may be), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Parent is present, their independent certified public accountants.

                  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than any such transactions between Loan Parties or wholly-owned Subsidiaries of Loan Parties) on terms that are fair and reasonable and no less favorable than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  (i) Pari Passu ranking. Each Borrower shall procure that its obligations under the Loan Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to insurance companies generally.

                  SECTION 5.02. Negative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Parent will not, at any time:

                  (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

                           (i) Liens created under the Loan Documents or in
                  respect of the 364- Day Revolving Credit Facility (provided that all obligations of the Loan Parties under all of the foregoing shall be ratably secured);

                           (ii)     Permitted Liens;

                           (iii)    Liens described on Schedule 5.02(a) hereto;

                           (iv) purchase money Liens upon or in real
                  property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

                           (v) Liens arising in connection with Capitalized
                  Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

                           (vi) (A) any Lien existing on any asset of any
                  Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (B) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent or any of it Subsidiaries in accordance with Section 5.02(c) and not created in contemplation of such event and (C) any Lien existing on any asset prior to the acquisition thereof by the Parent or any of its Subsidiaries and not created in contemplation of such acquisition;

                           (vii) Liens securing obligations under credit
                  default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Parent or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of $550,000,000;

                           (viii) Liens arising in the ordinary course of
                  its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                           (ix) Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

                           (x) other Liens securing Debt or other
                  obligations outstanding in an aggregate principal or face amount not to exceed at any time 5% of Consolidated Net Worth;

                           (xi) Liens consisting of deposits made by the
                  Parent or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Parent or any insurance Subsidiary, in each case in favor of policyholders of the Parent or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Parent's or such insurance Subsidiary's business;

                           (xii) Liens on Investments and cash balances of
                  the Parent or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Parent or any insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Parent or any insurance Subsidiary;

                           (xiii) the replacement, extension or renewal of
                  any Lien permitted by clause (iii) or (vi) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

                           (xiv) Liens securing obligations owed by any
                  Loan Party to any other Loan Party or owed by any Subsidiary of the Parent (other than a Loan Party) to the Parent or any other Subsidiary;

                           (xv) Liens incurred in the ordinary course of
                  business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker's lien or similar rights as to deposit accounts or other funds;

                           (xvi) judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed; and

                           (xvii) Liens arising in connection with
                  Securitization Transactions; provided that the aggregate principal amount of the investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions shall not exceed U.S.$250,000,000.

                  (b) Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Subsidiaries, taken as a whole, as carried on at the date hereof.

                  (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

                           (i) any Subsidiary of the Parent may merge into
                  or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger or consolidation to which a Borrower is a party, the Person formed by such merger or consolidation shall be such Borrower;

                           (ii) any Subsidiary of any Borrower may merge
                  into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of such Borrower;

                           (iii) in connection with any sale or other
                  disposition permitted under Section 5.02(d), any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

                           (iv) the Parent or any other Borrower may merge
                  into or consolidate with any other Person; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be the Parent or such Borrower, as the case may be;

         provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

                  (d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of or permit any other Borrower to sell, lease, transfer or otherwise dispose of, all or substantially all of its assets (excluding sales of investment securities in the ordinary course of business).

                  (e) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or to issue or sell any Equity Interests therein, if in any case referred to above, a Default shall have occurred and be continuing at the time of such action or would result therefrom.

                  (f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

                  SECTION 5.03. Reporting Requirements. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Parent will furnish to the Agents and the Lenders:

                  (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default, event, development or occurrence and the action that the Parent or the applicable Subsidiary has taken and proposes to take with respect thereto.

                  (b) Annual Financials. (i) As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, together with (i) a certificate of the Chief Financial Officer or Chief Accounting Officer of the Parent stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken a proposes to take with respect thereto, and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in
         Section 5.04.

                  (ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for each Subsidiary Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of such Subsidiary Guarantor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of such Subsidiary Guarantor and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing acceptable to the Required Lenders.

                  (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04.

                  (d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

                  (e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

                  (f) ERISA. (i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto.

                  (ii) Plan Annual Reports. Promptly upon request of any Agent or any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

                  (iii) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of any Agent or Lender, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine, or penalty.

                  (g) Statutory Statements. As soon as available and in any event within 20 days after submission, each statutory statement of the Loan Parties (or any of them) in the form submitted to The Insurance Division of the Office of Registrar of Companies of Bermuda.

                  (h) Regulatory Notices, Etc. Promptly after any Responsible Officer of the Parent obtains knowledge thereof, (i) a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Borrower under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could result in any such revocation, suspension or placing of such a restriction or condition, (ii) copies of any correspondence by, to or concerning any Loan Party relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise and (iii) a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Loan Party.

                  (i) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

                  SECTION 5.04. Financial Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Parent will:

                  (a) Adjusted Consolidated Debt to Total Capitalization Ratio. Maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalization of not more than 0.35 to 1.

                  (b) Consolidated Net Worth. Maintain at all times Consolidated Net Worth in an amount equal to the sum of (i) $3,600,000,000 plus (ii) 25% of Consolidated Net Income for each fiscal quarter of the Parent ending on and after March 31, 2000 for which such Consolidated Net Income is positive.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) any Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

                  (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(d) (with respect to the Parent) or (e), 5.02 or 5.04; or

                  (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or
         (ii) written notice thereof shall have been given to such Loan Party by any Agent or any Lender; or

                  (e) the Parent or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Financial

         Obligation or otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

                  (f) any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) any final judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it (other than as a result of a transaction permitted hereunder), or any such Loan Party shall so state in writing; or

                  (j)      a Change of Control shall occur; or

                  (k) Any Loan Party or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of $25,000,000 in the aggregate with respect to any




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                                       66

         Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

                           (i) Institution of any steps by any Loan Party,
                  any ERISA Affiliate or any other Person, including, without limitation, the PBGC to terminate a Pension Plan if as a result of such termination a Loan Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or could incur a liability or obligation;

                           (ii) A contribution failure occurs with respect
                  to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA; or

                           (iii) Any condition shall exist or event shall
                  occur with respect to a Pension Plan that is reasonably expected to result in any Loan Party or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation.

                  (l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

                  (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable,




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                                       67

without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

                  SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, after having taken any of the actions described in
Section 6.01(ii) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent's office designated in such demand, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied to reimburse the Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

                                   ARTICLE VII

                                  THE GUARANTY

                  SECTION 7.01. The Guaranty. (a) Each Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by each of the other Borrowers under the Loan Documents including, without limitation, the principal of and interest on each Note issued by such other Borrowers pursuant to this Agreement and for reimbursement obligations with respect to Letters of Credit. Upon failure by a Borrower to pay punctually any such amount, each other Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

                  (b) Each Guarantor (other than the Parent), and by its acceptance of this Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor (other than the Parent) hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor (other than the Parent) under this Article VII at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

                  SECTION 7.02. Guaranty Unconditional. The obligations of each Guarantor under this Article VII shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                  (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

                  (ii) any modification or amendment of or supplement to any of the Loan Documents;

                  (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

                  (iv) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

                  (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                  (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of the principal of or interest on any Note or any other amount payable under any of the Loan Documents; or

                  (vii) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Lender or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to a Guarantor's obligations under this Article VII.

                  SECTION 7.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Article VII shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the other Borrowers under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by a Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, each Guarantor's obligations under this Article VII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

                  SECTION 7.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.

                  SECTION 7.05. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guaranty shall have been paid in full in cash, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

                  SECTION 7.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless by payable by the Guarantors under this Article VII forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders.

                  SECTION 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or




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                                       70

otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

                                  ARTICLE VIII

                                   THE AGENTS

                  SECTION 8.01. Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or all the Lenders where unanimity is required, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

                  SECTION 8.02. Agents' Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 8.03. MGT and Affiliates. With respect to its WC Commitments, the Committed Advances made by it and the Committed Notes issued to it, MGT shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include MGT in its individual capacity. MGT and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MGT were not Agent and without any duty to account therefor to the Lenders.

                  SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under
Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

                  (b) For purposes of this Section 8.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amounts of all Letters of Credit outstanding at such time and (iii) their respective Unused WC Commitments at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

                  SECTION 8.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Parent and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject (so long as no Event of Default exists) to the consent of the Parent (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent's resignation or removal under this
Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent's resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and, in the case of an amendment, the Parent), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02 or 3.03, as applicable, (ii) change the number of Lenders or the percentage of (x) the WC Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
(iii) reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor's liability with respect to the obligations owing to the Agents and the Lenders, (iv) amend this Section 9.01 or any of the definitions herein that would have such effect, (v) increase the WC Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder,
(vii) postpone any date fixed for any
payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) extend the Termination Date or (ix) limit the liability of any Loan Party under any of the Loan Documents; provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders above required to take such action, affect the rights or duties of the Issuing Bank under this Agreement or the other Loan Documents (including, without limitation, any change in Section 2.01(b), 2.04, 2.05(b), 2.05(c), 2.09(d),
2.18, 2.19, 2.20, 2.21 or 9.09).

                  SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Borrower, at its address set forth below on the signature pages hereof; if to any Lender, the address for notices specified in its Administrative Questionnaire; and if to the Administrative Agent, at its address at 500 Stanton Christiana Road, Newark, Delaware 19713,
Attention: Bill Wood; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VIII shall not be effective until received by such Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

                  SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand (i) all reasonable costs and expenses of the Agents and of the Issuing Bank in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and
(B) the reasonable fees and expenses of a single counsel for the Agents and a single counsel for the Issuing Bank with respect thereto, with respect to advising the Agents as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent, the Issuing Bank and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally



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                                       74

(including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, the Issuing Bank and each Lender with respect thereto).

                  (b) The Borrowers agree to indemnify and hold harmless each Agent, the Issuing Bank, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition by any Borrower or any of its Subsidiaries or Affiliates, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each of the Borrowers also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to
Section 2.07, 2.10(b)(i) or 2.11(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 6.01 or otherwise, the Borrowers agree, within 10 days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a calculation in reasonable detail of the amount demanded, to pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.11 and
2.13 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

                  SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender agrees promptly to notify each Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

                  SECTION 9.06. Successors; Participations and Assignments.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all the Lenders.

                  (b) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its WC Commitment or any or all of its Advances. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i)-(ix) of Section 9.01 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section's 2.11, 2.13 and 9.04(c) and with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

                  (c) Any Lender may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Parent, the Issuing Bank and the Administrative Agent (which shall not be unreasonably withheld or delayed); provided that (i) if an Assignee is an affiliate of such transferor Lender or was a Lender immediately before such assignment, no such consent shall be required, (ii) such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Competitive Bid Advances, (iii) no such consent of the Parent shall be required if at the time an Event of Default exists, (iv) such consent shall be deemed to have been given by the Parent, the Issuing Bank or the Administrative Agent, as the case may be, if it shall not have responded to a written request for consent within five Business Days of its receipt thereof, (v) neither the Parent nor any of its Subsidiaries or Affiliates may be an Assignee and (vi) such assignment shall be accompanied by a ratably equivalent assignment of the rights and obligations of the transferor Lender (and its affiliates) under the 364-Day Revolving Credit Facility. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Lender the purchase price agreed between them, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a WC Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of United States federal income taxes in accordance with
Section 2.13(e).

                  (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

                  (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under
Section 2.11 or 2.13 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 2.11 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  SECTION 9.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Eligible Designee to provide all or a portion of the Committed Advances and Competitive Bid Advances to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Parent and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit E hereto (a "Designation Agreement") and the Parent and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Committed Advances and Competitive Bid Advances to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Advances or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Advances or portion thereof were made by the Designating Lender. As to any Advances or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Advances or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating
Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender's obligations under this Agreement, including its obligations in respect of the Advances or portion thereof made by it. No additional Note shall be required to evidence the Advances or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Notes as agent for its Designated Lender to the extent of the Advances or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Parent and the Administrative Agent, (i) assign all or portions of its interest in any Advances to its Designating Lender or to any financial institutions consented to by the Parent and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Advances or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Advances or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated
Lender.

                  (b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

                  SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

                  SECTION 9.09. No Liability of the Issuing Bank. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that such Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  SECTION 9.10. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Parent, other than (a) to such Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

                  SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 9.12. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                   SECTION 9.13. Waiver of Jury Trial. Each of the Borrowers, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                  SECTION 9.14. Nature of Borrowers' Obligations. Any payment obligation of the Borrowers or the Loan Parties under Section 2.09, 2.11, 2.13 or 9.04 shall be the joint and several obligation of each Borrower or Loan Party, as the case may be; provided that ACE Financial shall be liable only for its appropriately allocable share of any such obligation.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                ACE LIMITED

The Common Seal of ACE Limited
was hereunto affixed in the presence of:

/s/ Brian Duperreault
-----------------------------------------
Director


/s/ Christopher Z. Marshal
-----------------------------------------
Chief Financial Officer

                                                ACE BERMUDA INSURANCE LTD.

The Common Seal of ACE Bermuda
Insurance Ltd. was hereunto affixed
in the presence of:

/s/ Brian Duperreult
-----------------------------------------
Director

/s/ Christopher Z. Marshall
-----------------------------------------
Director

                                                TEMPEST REINSURANCE COMPANY
                                                LIMITED

The Common Seal of Tempest Reinsurance
Company Limited was hereunto affixed
in the presence of:


/s/ Brian Duperreault
Director
-----------------------------------------

/s/ Christopher Z. Marshall
Director
-----------------------------------------

                                   ACE INA HOLDINGS INC.


                                   By:/s/ Christopher Z. Marshall
                                      -----------------------------------------
                                          Title: Director


                                   ACE FINANCIAL SERVICES, INC.


                                   By:/s/ J.W. Swain
                                      ------------------------------------------
                                          Title: President

                                   MORGAN GUARANTY TRUST
                                   COMPANY OF NEW YORK,
                                    as Administrative Agent

                                   By:/s/ Maria H. Dell'Aquila
                                      ------------------------------------------
                                          Title: Vice President

                                   MELLON BANK, N.A.,
                                   as Issuing Bank and as Lender

                                   By:/s/ Karen E. McConomy
                                      ------------------------------------------
                                          Title: Vice President

                                   BANK OF AMERICA, N.A.,
                                    as Co-Syndication Agent and as Lender


                                   By:/s/ Debra Basler
                                      -----------------------------------------
                                          Title: Vice President

                                   THE CHASE MANHATTAN BANK,
                                    as Co-Syndication Agent and as Lender


                                   By:/s/ Donald L. Rands
                                      ------------------------------------------
                                          Title: Vice President

                                   REVOLVING COMMITMENT VEHICLE
                                   CORPORATION, as a Lender
                                   By:  Morgan Guaranty Trust Company of
                                        New York, as Attorney-in-fact for
                                        Revolving Commitment Vehicle Corporation


                                   By:/s/ David Weintrob
                                      -----------------------------------------
                                          Title: Vice President


                                   ABN AMRO BANK N.V.


                                   By:/s/ Kevin Hughes
                                       -----------------------------------------
                                          Title: Authorized Signatory


                                   By:/s/ Nick Carter
                                      ------------------------------------------
                                          Title: Authorized Signatory


                                   THE BANK OF NEW YORK


                                   By:/s/ David Trick
                                      ------------------------------------------
                                          Title: Assistant Vice President


                                   BANK ONE, NA


                                   By:/s/ Gretchen Roetzer
                                      ------------------------------------------
                                          Title: Commercial Banking Officer


                                   BARCLAYS BANK PLC


                                   By:/s/ Roger Scott
                                      ------------------------------------------
                                           Title: Insurance Banking Director

                                   CITIBANK, N.A.


                                   By:/s/ Michael Taylor
                                      ------------------------------------------
                                          Title: Vice President


                                   DEUTSCHE BANK AG NEW YORK AND/OR
                                   CAYMAN ISLANDS BRANCHES


                                   By:/s/ Clinton Johnson
                                       -----------------------------------------
                                          Title: Managing Director


                                   By:/s/ Gary Overton
                                      ------------------------------------------
                                          Title: Director


                                   FIRST UNION NATIONAL BANK


                                   By:/s/ Daniel J. Norton
                                      ------------------------------------------
                                          Title: Vice President


                                   FLEET NATIONAL BANK


                                   By:/s/ Anson Harris
                                      ------------------------------------------
                                           Title: Director

                                   ROYAL BANK OF CANADA



                                   By:/s/ Vivian Abdelmessih
                                      ------------------------------------------
                                          Title: Senior Manager


                                   THE BANK OF TOKYO-MITSUBISHI, LIMITED


                                   By:/s/ John E. Beckwith
                                      ------------------------------------------
                                          Title: Attorney-In-Fact


                                   BANQUE NATIONALE DE PARIS


                                   By:/s/ Veronique Marcus
                                      ------------------------------------------
                                          Title: Vice President


                                   By:/s/ Laurent Vanderzyppe
                                      ------------------------------------------
                                          Title: Vice President


                                   CREDIT LYONNAIS NEW YORK BRANCH


                                   By:/s/ Peter Rasmussen
                                      ------------------------------------------
                                          Title: Vice President

                                   LLOYDS TSB BANK PLC


                                   By:/s/ Windsor R. Davies
                                      ------------------------------------------
                                       Title: Director, Corporate Banking, USA


                                   By:/s/ David Rodway
                                      ------------------------------------------
                                          Title: Assistant Director


                                   STATE STREET BANK AND TRUST COMPANY


                                   By:/s/ Edward M. Anderson
                                      ------------------------------------------
                                           Title: Vice President

                                PRICING SCHEDULE

                  Each of "Applicable Facility Fee Percentage" and "Applicable Margin" means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level and Usage that apply on such day:



        Pricing Level                Level I         Level II      Level III        Level IV        Level V        Level VI
------------------------            ---------       ---------      ---------        --------        -------        --------

Applicable Facility Fee              0.080%          0.090%         0.100%          0.135%          0.160%         0.250%
Percentage

Applicable Margin
Usage < 33%                          0.120%          0.210%         0.250%          0.365%          0.590%         0.750%
Usage > 33%                          0.170%          0.260%         0.350%          0.490%          0.715%         1.000%
      -


         For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

         "Level I Pricing" applies on any day on which the Borrower's long-term debt is rated A+ or higher by S&P or A1 or higher by Moody's.

         "Level II Pricing" applies on any day on which (i) the Borrower's long-term debt is rated A or higher by S&P or A2 or higher by Moody's and
(ii) Level I Pricing does not apply.

         "Level III Pricing" applies on any day on which (i) the Borrower's long-term debt is rated A- or higher by S&P or A3 or higher by Moody's and
(ii) neither Level I Pricing nor Level II Pricing applies.

         "Level IV Pricing" applies on any day on which (i) the Borrower's long-term debt is rated BBB+ or higher by S&P and/or Baa1 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

         "Level V Pricing" applies on any day on which (i) the Borrower's long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

         "Level VI Pricing" applies on any day if no other Pricing Level applies on such day.

         "Moody's" means Moody's Investors Service, Inc.

         "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI Pricing applies on any day.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         The "Usage" applicable to any date is the percentage equivalent of a fraction the numerator of which is the sum of the aggregate outstanding principal amount of the Advances at such date and the Available Amounts under all outstanding Letters of Credit at such date and the denominator of which is the aggregate amount of the WC Commitments at such date. If for any reason any Advances or Letters of Credit remain outstanding following the termination of the WC Commitments, Usage will be deemed to be more than 33%.

         The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Parent without third-party credit enhancement, and any rating assigned to any other debt security of the Parent shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

         In the case of split ratings from S&P and Moody's, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A+/A2 results in Level I Pricing); provided that if the split is more than one full rating category, the intermediate (or higher of the two intermediate ratings) will be used (e.g. A+/A3 results in Level II Pricing and AA-/A3 results in Level I Pricing); and provided further that unless the Parent's credit ratings qualify for at least Level V Pricing, no better Pricing Level will be applicable.

                               Commitment Schedule

                Lender                                     Commitment
Revolving Commitment Vehicle Corporation                     $17,857,144
Bank of America, N.A.                                        $17,857,143
The Chase Manhattan Bank                                     $17,857,143
ABN AMRO Bank N.V.                                           $14,285,714
The Bank of New York                                         $14,285,714
Bank One, NA                                                 $14,285,714
Barclays Bank Plc                                            $14,285,714
Citibank, N.A.                                               $14,285,714
Deutsche Bank AG New York and/or Cayman Islands              $14,285,714
Branches
First Union National Bank                                    $14,285,714
Fleet National Bank                                          $14,285,714
Mellon Bank, N.A.                                            $14,285,714
Royal Bank of Canada                                         $14,285,714
The Bank of Tokyo-Mitsubishi, Limited                        $10,714,286
Banque Nationale de Paris                                    $10,714,286
Credit Lyonnais New York Branch                              $10,714,286
Lloyds TSB Bank Plc                                          $10,714,286
State Street Bank and Trust Company                          $10,714,286

    Total                                                   $250,000,000



                                                                 Exhibit 4.01(b)

                         ACE Limited Group of Companies
                               as of March 1, 2000

                                                                                                   Jurisdictions in which
                                                                Jurisdiction of     Percentage     Authorized and Type of
Name                                                            Organization        Ownership      Business

ACE Limited                                                     Cayman Islands      publicly held  Bermuda, holding company

    ACE Bermuda Insurance Ltd                                   Bermuda             100%           Bermuda, Mexico, insurance
            Paget Reinsurance International Ltd                 Bermuda             100%           Bermuda, reinsurance
            ACE Capital Re International Ltd.                   Bermuda             100%           Bermuda, insurance/reinsurance
                ACE KRE Holdings Limited                        Barbados            100%           Barbados, investment holding
                  ACE Capital Re USA Holdings Incorporated      Delaware            100%           Delaware, investment holding
                    ACE Capital Re Overseas Ltd.                Bermuda             100%           Bermuda, insurance/reinsurance
                    Lenders Residential Asset Company LLC       Delaware            50%            Del/MD/VA mtg. Originator
                    ACE Capital Mortgage Reinsurance Company    New York            100%           New York, mtg. guaranty
                    (EI# 06-1384770, NAIC# 10021, NY)                                              reinsurance
                    ACE Capital Title Reinsurance Company       New York            100%           New York, title guaranty
                    (EI# 06-143264, NAIC# 50028, NY)                                               reinsurance
                    ACE Capital Re Inc.                         New York            100%           New York, reinsurance
                                                                                                   intermediary
            Oasis Investments Limited                           Bermuda              67%           Bermuda, Investment Holding
            ACE Capital Re Managers Ltd                         Bermuda              50%           Bermuda, insurance management
            ACE Insurance Management Limited                    Bermuda              100%          Bermuda, general services
            ACE European Markets Reinsurance Limited            Ireland              100%          Ireland, reinsurance
                ACE European Markets Insurance Limited          Ireland              100%          Ireland, insurance
            Corporate Officers & Directors Assurance Ltd.       Bermuda              100%          Bermuda, insurance
                Tripar Partnership                              Bermuda              2%            Bermuda, investment holding
            Oasis Real Estate Company Ltd                       Bermuda              100%          Bermuda, investment holding
                 Scarborough Property Holdings Ltd              Bermuda              40%           Bermuda, investment holding
            Sovereign Risk Insurance Limited                    Bermuda              40.5%         Bermuda, insurance agent
            Tripar Partnership                                  Bermuda              98%           Bermuda, investment holding
            ACE Realty Holdings Ltd                             Bermuda              100%          Bermuda, investment holding
            Oasis Personnel Limited                             Cayman Islands       100%          Cayman Islands, general services
            Shipowners Insurance and Guaranty Co. Limited       Bermuda              10% Series A  Bermuda insurance












                                                                                                   Jurisdictions in which
                                                                Jurisdiction of     Percentage     Authorized and Type of
Name                                                            Organization        Ownership      Business
                                                                                    8%Series B
           Intrepid Re Holdings Limited                         Bermuda             100%           Bermuda, holding
           Intrepid Re Limited                                  Bermuda             100%           Bermuda, Reinsurance
     ACE Global Markets Limited                                 United Kingdom      100%           UK, investment holding
           ACE Group Holdings Limited                           United Kingdom      100%           UK, investment holding
                 ACE Tarquin (Unlimited)                        United Kingdom      100%           UK, investment holding
                     ACE Capital V Limited                      United Kingdom      100%           UK, Lloyd's corporate member
                     ACE (CG) Limited                           United Kingdom      100%           UK, investment holding
                          ACE Underwriting Agencies Limited     United Kingdom      100%           UK, Lloyd's managing agent
                                 ACE Trustees Limited           United Kingdom      100%           UK, investment holding
           ACE London Group Limited                             United Kingdom      100%           UK, investment holding
                 ACE Capital Limited                            United Kingdom      100%           UK, Lloyd's corporate member
                 ACE Capital III Limited                        United Kingdom      100%           UK, Lloyd's corporate member
                 ACE Capital IV Limited                         United Kingdom      100%           UK, Lloyd's corporate member
                 ACE London Holdings Limited                    United Kingdom      100%           UK, investment holding
                 ACE Capital II Limited                         United Kingdom      100%           UK, Lloyd's corporate member
                 ACE London Investments Limited                 United Kingdom      100%           UK, investment holding
                     ACE London Aviation Limited                United Kingdom      100%           UK, Lloyd's managing agent
                     ACE London Underwriting Limited            United Kingdom      100%           UK, Lloyd's managing agent
                     ACE Underwriting Services Limited          United Kingdom      100%           UK, Lloyd's service company
                     AGM Underwriting Limited                   United Kingdom      100%           __________________________
                 ACE London Services Limited                    United Kingdom      100%           UK, service company
           ACE  Capital VI Limited                              United Kingdom      100%           UK, Lloyd's corporate member
           ACE UK Limited                                       United Kingdom      77%            UK, investment holding
                 ACE UK Holdings Limited                        United Kingdom      100%           UK, investment holding
                     ACE (M) Limited                            United Kingdom      100%           UK, dormant
                     ACE (ME) Limited                           United Kingdom      100%           UK, dormant
                     ACE (MI) Limited                           United Kingdom      100%           UK, dormant
                     ACE (MS) Limited                           United Kingdom      100%           UK, dormant
                     ACESYS Limited                             United Kingdom      100%           UK, dormant
                     ACE UK Underwriting Limited                United Kingdom      100%           Lloyd's managing agent
                     Underwriting Systems Limited               United Kingdom      100%           UK, dormant
           ACE (PM) Limited                                     United Kingdom      100%           UK, investment holding
                 ACE UK Limited                                 United Kingdom      23%            UK, investment holding
     ACE Services Ltd.                                          Cayman Islands      100%           Cayman Islands, general services
     ACE US Holdings, Inc.                                      USA (Delaware)      100%           USA, consulting services
           ACE Strategic Advisors Inc.                          USA (Delaware)      100%           USA, investment holding
           ACE USA Inc.                                         USA (Delaware)      100%           USA, investment holding









                                                                                                  Jurisdictions in which
                                                                  Jurisdiction of     Percentage  Authorized and Type of
Name                                                              Organization        Ownership   Business
                 CRC Creditor Resources Canada Limited            Canada (British     60%         Canada, warranties business
                                                                  Columbia)
                 Industrial Excess & Surplus Insurance Brokers    USA (California)    100%        USA, dormant
                 Industrial Underwriters Insurance Co.            USA (Texas)         100%        USA, insurance
                 (EI# 75-6015738, NAIC#  21075, TX)
                 Rhea International Marketing (L), Inc.           Malaysia            60%         Malaysia, general services
                 Westchester Fire Insurance Company               USA (New York)      100%        USA, insurance
                 (EI# 13-5481330, NAIC# 21121, NY)
                 Westchester Surplus Lines Insurance Co.          USA (Georgia)       100%        USA, insurance
                 (EI# 58-2139927, NAIC# 10173, GA)
                 Westchester Specialty Services, Inc.             USA (Florida)       100%        USA, warranties
                 Westchester Specialty Insurance Services Inc.    USA (Nevada)        100%        USA, insurance services,
                                                                                                  brokering, warranties
                 SCS Net LLC                                      USA (Delaware)      60%         USA, software development
                 Ameriguard Corporation                           USA (Ohio)          80%         USA, insurance services
                 WDH Corporation                                  USA (Ohio)          80%         USA, insurance services
                 Dimension Services Corporation                   USA (Ohio)          80%         USA, warranties
                 Dimension Holdings Inc.                          USA (Ohio)          80%         USA, insurance services
     CGA Group Limited                                            Bermuda             10.71%      Bermuda, investment holding
           CGA Investment Management, Inc.                        USA (Delaware)      100%        USA, investment
           Commercial Guaranty Assurance Ltd.                     Bermuda             100%        Bermuda, insurance
     Oasis Insurance Services Ltd                                 Bermuda             100%        Bermuda, general services
     Tempest Reinsurance Company Limited                          Bermuda             100%        Bermuda, Puerto Rico, reinsurance
           Hamilton Services Limited                              Bermuda             100%        Bermuda, general services
           Oasis Investments Limited                              Bermuda             33%         Bermuda, investment holding
     Oasis US Inc.                                                Delaware            100%        USA, general services
     St. George Holdings Ltd                                      Cayman Islands      10.71%      Cayman Islands, investment
                                                                                                  holding
           St. George Investments Ltd.                            Cayman Islands      100%        Cayman Islands, investment
                                                                                                  holding
     ACE INA Holdings, Inc.                                       USA (Delaware)      20%         USA, investment holding
     ACE Prime Holdings, Inc.                                     USA (Delaware)      100%        USA, investment holding
           ACE INA Holdings, Inc.                                 USA (Delaware)      80%         USA, investment holding
                 ACE Seguros S.A. (Argentina)                     Argentina           99.9%       Argentina, Insurance
                 INA Corporation                                  USA (Pennsylvania)  100%        USA, investment holding
                 Tempest Re USA, Inc.                             USA (Connecticut)   100%        Connecticut, underwriting manager

                     ACE INA Properties Inc.                      USA (Delaware)      100%        USA, holding company










                                                                                                 Jurisdiction in which
Name                                                            Jurisdiction of      Percentage  Authorized and Type of
             Conference Facilities, Inc.                        Organization         Ownership   Business
                                                                USA (Pennsylvania)   100%        USA, owns & operates corporate
                                                                                                 facilities
           INA Tax Benefits Reporting, Inc.                     USA (Delaware)       100%        USA, tax info & 3d party reporting

           INA Financial Corporation                            USA (Delaware)       100%        USA, investment holding
                  Brandywine Holdings Corporation               USA (Delaware)       100%        USA, holding company
                       Brandywine Run-Off Services, Inc.        USA (Delaware)       100%        USA, management company for
                                                                                                 1792 company
                       ASSUREX Development Corporation          USA (Ohio)           11.011%     USA, provides loans to insurance
                                                                                                 agents
                       International Surplus Adjusting Services USA (California)     100%        USA, claims adjusting services
                       Western Agency Management, Inc.          USA (California)     100%        USA, fire & casualty agent
                       Cravens, Dargan & Company Pacific        USA (Delaware)       100%        USA, managing general agency
                       Coast
                       Cravens, Dargan & Company Pacific        USA (Illinois)       100%        USA, managing general agency
                       Coast of Illinois
                  Century Indemnity Company                     USA (Pennsylvania)   100%        USA, insurance
                  (EI# 05-6105395, NAIC #20710, PA)
                  Century Reinsurance Company                   USA (Pennsylvania)   100%        USA, reinsurance
                  (EI# 06-0988117, NAIC #35130, PA)
                  ACE American Reinsurance Company              USA (Pennsylvania)   100%        USA, reinsurance
                  (EI# 23-1740414, NAIC# 22705, PA)
                         Brandywine Reinsurance Company S.A.-   Belgium              100%        Belgium, reinsurance
                         N.V.
                         The 1792 Company                       USA (Delaware)       100%        USA, (former underwriting
                                                                                                 member of New York Insurance
                                                                                                 Exchange)
                  Century International Reinsurance Company     Bermuda              100%        Bermuda, insurance & reinsurance
                  Ltd.
                         Brandywine International Brokers Ltd.  Bermuda              100%        Bermuda, insurance broker
           INA Holdings Corporation                             USA (Delaware)       100%        USA, holding company
                  PDCN Legal Management Company, Inc.           USA (Delaware)       100%        USA, in-house law firm
                                                                                                 Administrator
                  INA Reinsurance Company, Ltd.                 Bermuda              100%        Bermuda, reinsurance
                  ACE INA Financial Institution Solutions, Inc  USA (Delaware)       100%        USA, flood plain determination &
                                                                                                 other services to financial
                                                                                                 institutions

                  ESIS, Inc.                                    USA (California)     100%        USA, markets risk management
                                                                                                 programs








                                                                                                Jurisdictions in which
                                                           Jurisdiction of       Percentage     Authorized and Type of
Name                                                       Organization          Ownership      Business
             ACE INA Excess and Surplus Insurance          USA (Georgia)         100%           USA, excess & surplus lines broker
             Services, Inc. (GA)
             ACE INA Excess and Surplus Insurance          USA (Pennsylvania)    100%           USA, excess & surplus lines broker
             Services, Inc. (PA)
             NewMarkets Insurance Agency, Inc.             USA (Delaware)        100%           USA, managing general agency
             ACE INA Excess and Surplus Insurance          USA (California)      100%           USA, excess & surplus lines broker
             Services, Inc. (CA)
             ACE INA Excess and Surplus Insurance          USA (Illinois)        100%           USA, excess & surplus lines broker
             Services, Inc. (IL)
             Excess and Surplus Insurance Services, Inc.   USA (Texas)           100%           USA, managing general agency
             INAC Corp.                                    USA (Delaware)        100%           USA, premium finance company
             INAC Corp. of California                      USA (California)      100%           USA, premium finance company
             Global Surety Network, Inc.                   USA (Delaware)        100%           USA, management company &
                                                                                                underwriting services
             Marketdyne International, Inc.                USA (Delaware)        100%           USA, marketing insurance products
             ACE INA Railroad Insurance Brokers, Inc.      USA (California)      100%           USA, reinsurance
             Recovery Services International, Inc.         USA (Delaware)        100%           USA, subrogation, collection &
                                                                                                recovery services
                    RSI Health Care Recovery Inc.          USA (Delaware)        100%           USA, subrogation, collection &
                                                                                                recovery services
             Indemnity Insurance Company of North          USA (Pennsylvania)    100%           USA, Puerto Rico, USVI, insurance
             America

             (EI# 06-1016108, NAIC# 43575, PA)
                    ACE Indemnity Insurance Company        USA (Pennsylvania)    100%           USA, insurance
                    (EI# 92-0040526, NAIC #10030, PA)
                    Allied Insurance Company               USA (California)      100%           USA, insurance
                    (EI# 23-2021364, NAIC #36528, CA)
             ACE American Insurance Company                USA (Pennsylvania)    100%           USA, Korea, Puerto Rico, USVI,
             (EI# 95-2371728, NAIC# 22667, PA)                                                  Guam, insurance
                    Pacific Employers Insurance Company    USA (Pennsylvania)    100%           USA, USVI, insurance
                    (EI# 95-1077060, NAIC# 22748, PA)
                        ACE Insurance Company of Texas     USA (Texas)           100%           USA, insurance
                        (EI# 74-1480965, NAIC #22721,
                        22920, TX)
                        Illinois Union Insurance Company   USA (Illinois)        100%           USA, surplus lines insurer
                        (EI#36-2759195, NAIC #27960, IL)
             INAMAR Insurance Underwriting Agency, Inc.    USA (New Jersey)      100%           USA, insurance agency










                                                                                                Jurisdictions in which
                                                           Jurisdiction of       Percentage     Authorized and Type of
Name                                                       Organization          Ownership      Business
             INAMAR Insurance Underwriting                 USA (Massachusetts)   100%           USA, general agency
             Agency of Massachusetts
             INAMAR Insurance Underwriting                 USA (Texas)           100%           USA, general agency
             Agency of Texas
             INAMAR Insurance Underwriting                 USA (Ohio)            100%           USA, general agency
             Agency, Inc. of Ohio
        Insurance Company of North America                 USA (Pennsylvania)    100%           USA, Guam, Northern Mariana
        (EI# 23-0723970, NAIC #22713, PA)                                                       Islands, Philippines, Puerto Rico,
                                                                                                Taiwan, insurance
         Bankers Standard Insurance Company                USA (Pennsylvania)    100%           USA, insurance
         (EI# 75-1320184, NAIC #18279, PA)
                Bankers Standard Fire and Marine           USA (Pennsylvania)    100%           USA, insurance
                Company
                (EI# 75-6014863, NAIC #20591, PA)
           ACE Property and Casualty Insurance Company     USA (Connecticut)     100%           USA, Puerto Rico, insurance
           (EI# 06-0237820, NAIC #20699, CT)
                 ACE Employers Insurance Company           USA (Pennsylvania)    100%           USA, insurance
                 (EI# 23-2137343, NAIC #38741, PA)
                 ACE Insurance Company of Ohio             USA (Ohio)            100%           USA, insurance
                 (EI# 23-1859893, NAIC #22764, OH)
                 INA Surplus Insurance Company             USA (Pennsylvania)    100%           USA, reinsurance
                 (EI# 52-1208598, NAIC #42072, PA)









                                                                                              Jurisdiction in which
                                                           Jurisdiction of       Percentage   Authorized and Type of
Name                                                       Organization          Ownership    Business
                   ACE Fire Underwriters Insurance         USA (Pennsylvania)    100%         USA, insurance
                   Company
                   (EI# 06-6032187, NAIC #20702, PA)
                   Atlantic Employers Insurance Company    USA (New Jersey)      100%         USA, insurance
                   (EI# 23-2173820, NAIC #38938, NJ)
                       Cover-All Technologies, Inc.        USA (Delaware)        7.41%        USA, develop software products
                                                                                              for insurance industry
             ALIC, Incorporated                            USA (Texas)           100%         USA, general agency & attorney-
                                                                                              in-fact for CIGNA Lloyds
                    ACE American Lloyds Insurance          USA (Texas)           100%         USA, Lloyds Association
                    Company (Sponsored Lloyds
                    Association)
                    (EI# 75-1365570, NAIC #18511,
                    TX)
                  ACE Insurance Company of Illinois        USA (Illinois)        100%         USA, insurance
                  (EI# 36-2709121, NAIC #22691, IL)
                  ACE Insurance Company of the Midwest     USA (Indiana)         100%         USA, insurance
                  (EI# 06-0884361, NAIC #26417, IN)
             INAPRO, Inc.                                  USA (Delaware)        100%         USA, insurance management
                                                                                              services & underwriting
                  Reinsurance Solutions International, LLC USA (Delaware)        50%          USA, reinsurance intermediary
             American Adjustment Company, Inc.             USA (Delaware)        100%         USA, run-off of automobile
                                                                                              guaranty loans
                  American Lenders Facilities, Inc.        USA (California)      100%         USA, collection & loan servicing
                                                                                              for third parties
             ACE INA International Holdings, Ltd.          USA (Delaware)        100%         USA, international insurance &
                                                                                              financial holding company
                  ACE Synergy Insurance Berhad             Malaysia              51%          Malaysia, insurance
                  ACE Seguradora S.A.                      Macau                 100%         Macau, insurance
                  Chilena Consolidata Seguros Generales,   Chile                 .65%         Chile, insurance
                  S.A.
                  INACAN Holdings, Ltd.                    Canada                100%         Canada, insurance holding
                      ACE INA Insurance (Canada)           Canada                100%         Canada, insurance & reinsurance
                  ACE Insurance Limited (S. Africa)        South Africa          100%         South Africa, insurance











Name                                                                                           Jurisdictions in which
                                                           Jurisdiction of       Percentage    Authorized and Type of
                                                           Organization          Ownership     Business
                  Seguros CIGNA, S.A.                      Mexico                99.9%         Mexico, insurance
                  ACE Insurance Limited (New Zealand)      New Zealand           100%          New Zealand, insurance &
                                                                                               reinsurance
                  Cover Direct, Inc.                       USA (Delaware)        100%          Japan, direct marketing service
                                                                                               company
                      Victoria Hall Company Ltd.           Bermuda               20%           Bermuda, investment holding
             ACE INA G.B. Holdings, Ltd.                   USA (Delaware)        100%          Delaware, UK, insurance holding
               Brandywine Reinsurance Co. (UK) Ltd         United Kingdom        100%          UK, reinsurance
               ACE INA Services U. K. Limited              United Kingdom        100%          UK, computer services for affiliates
               ACE INA UK Retirement Savings Plan          United Kingdom        100%          UK, investment holding
               Insurance Company of North America          United Kingdom        100%          UK, Greece, insurance
               (U.K.) Ltd
             INACAP Sociedad Anonima                       Nicaragua             100%          Nicaragua, corporation
                 INACAP Reaseguros, Sociedad Anonima       Nicaragua             100%          Nicaragua, corporation
             Century Inversiones, S.A.                     Panama                100%          Panama, reinsurance administrator
                   ACE INA de Venezuela Intermediaros de   Venezuela             100%          Venezuela, reinsurance
                   Reaseguros S A                                                              intermediary
             ARABIA ACE Insurance Co. Limited E C          Bahrain               25%           Saudi Arabia, insurance
                                                                                               &reinsurance
             ACE Insurance Limited (Australia)             Australia             100%          Australia, Pakistan, Thailand,
                                                                                               Solomon Islands, Vanuatu,
                                                                                               insurance & reinsurance
                  ACE Insurance Limited (Singapore)        Singapore             100%          Singapore, insurance
                  ACE INA Superannuation Pty. Limited      Australia             100%          Australia, corporate trustee for
                                                                                               CIGNA Australia superannuation
                                                                                               plan
             ACE Seguros  S. A. (Chile)                    Chile                 99.13%        Chile, insurance
             ACE INA Overseas Insurance Co Ltd             Bermuda               100%          Bermuda, insurance & reinsurance
               ACE Insurance (Japan)                       Japan                 100%          Japan, insurance & reinsurance
               ACE INA Marketing Group C.A.                Venezuela             100%          Venezuela, services & direct
                                                                                               marketing
               ACE INA Overseas Holdings Inc.              USA (Delaware)        100%          Delaware, holding company
                   ACE Insurance S.A.-N.V.                 Belgium               100%          Europe, insurance
             ACE Insurance Company  (Puerto Rico)          Puerto Rico           100%          Puerto Rico, insurance
             (EI# 66-0437305, NAIC #30953, PR)
             ACE Insurance Limited (Hong Kong)             Hong Kong             100%          Hong Kong, insurance
             ACE INA Bermuda Ins Managers Ltd.             Bermuda               100%          Bermuda, management services for
                                                                                               non-affiliates












                                                                                               Jurisdictions in which
                                                           Jurisdiction of       Percentage    Authorized and Type of
Name                                                       Organization          Ownership     Business
             DELPANAMA S.A.                                Panama                100%          Panama, holding company
             INAMEX S.A.                                   Mexico                100%          Mexico, reinsurance broker
             Maritime General Ins Company Ltd.             Trinidad              8.06%         Trinidad, insurance
             AFIA Finance Corporation                      USA (Delaware)        100%          Delaware, insurance holding
                  AFIA Sociedad Anonima                    Mexico                100%          Mexico, service company
                  AFIA Venezolana C.A.                     Venezuela             100%          Venezuela, inactive claims &
                                                                                               settling agent
                  ACE ICNA - Italy Societa a               Italy                 100%          Italy, legal representative for
                  Responsabilita Limitata                                                      CIGNA
                                                                                               Insurance Company of Europe,
                                                                                               S.A.-N.V.
                  ACE INA Thai Company Limited             Thailand              55%           Thailand, broker, surveyor &
                                                                                               claims settling agency
                  ACE Servicios,  S.A. (Argentina)         Argentina             100%          Argentina, insurance holding
                  ESIS International Asesorias Limitada    Chile                 100%          Chile, claims & settling agent
                  Fire, Equity & General Ins Co. Ltd.      Nigeria               6.25%         Nigeria, insurance
                  INDI Servicios C. Ltda.                  Ecuador               100%          Ecuador, claims & settling agent
                  Inversiones Continental S.A. de C.V.     Honduras              1.29%         Honduras, insurance holding
                  P.T. ACE INA Insurance (Indonesia)       Indonesia             53.51%        Indonesia, insurance
                  RIYAD Insurance Co. Ltd.                 Bermuda               80%           Bermuda, insurance
                  Safire Private Ltd.                      Singapore             100%          Singapore, management &
                                                                                               computer service bureau
             AFIA (INA) Corporation Limited                USA (Delaware)        100%          Delaware, holding company
                   AFIA                                    Unincorporated        60%           Association for international
                                                           association                         insurance
             AFIA (ACE) Corporation Limited                USA (Delaware)        100%          Delaware, holding company
                   AFIA                                    Unincorporated        40%           Association for international
                                                           association                         insurance
             Compania Anonima de Seguros "Avila"           Venezuela             5.6%          Venezuela, insurance
             ACE Seguros S.A. (Colombia)                   Colombia              85.763%       Colombia, insurance
             INAVEN, C.A.  "Venezuela"                     Venezuela             100%          Venezuela, corporation
             La Positiva Co Nacional de Seguros Sociedad   Peru                  10.79%        Peru, insurance
             Anonima
             Seguros Azteca, S.A.                          Mexico                1.36%         Mexico, insurance & reinsurance
             Seguros Comercial America, S.A. de C.V.       Mexico                .031%         Mexico, insurance
             Reaseguradora Nuevo Mundo S A                 Panama                3.7246%       Panama, reinsurance
             Amazonas Co Anonima de Seguros                Ecuador               1.423%        Ecuador, insurance
    ACE (Barbados) Holdings Limited                        Barbados              100%          Barbados, holding company








                                                                                                     Jurisdictions in which
                                                                      Jurisdiction of  Percentage    Authorized and Type of
Name                                                                  Organization     Ownership     Business
             ACE Financial Services, Inc.                             Delaware         100%          Delaware, insurance holding co
                 Capital Re Financial Products Corporation            Delaware         100%          Del, financial products
                 Capital RE LLC                                       Turks & Caicos   100%          Turks & Caicos, holding co
                 Capital RE (UK) Holdings/ACE (CR) Holdings           United Kingdom   100%          UK & holding co
                     CRC Capital, Ltd./ACE Capital VII Limited        United Kingdom   100%          UK, Lloyd's capital vehicle
                     RGB Holdings, Ltd./ACE Holdings Limited          United Kingdom   100%          UK, holding company
                     C.I. de Rougemont & Co. Ltd./ACE (CIDR) Limited  United Kingdom   100%          UK, Lloyd's agency
                     RGB Underwriting Services, Ltd./                 United Kingdom   100%          UK, Lloyd's agency
                     ACE Agencies Limited
                     RGB Underwriting Agencies, Ltd./Global Life      United Kingdom   100%          UK, Lloyd's agency
                     Services Limited
                 ACE Guaranty Re Inc.                                 Maryland         100%          USA, Reinsurer
                 (EI# 52-1533088, NAIC # 30180, MD)

                      ACE Risk Assurance Company                      Maryland         100%          Maryland, reinsurance
                      (EI# 13-4027591, NAIC # 10943, MD)
                 ACE Financial Solutions, Inc.                        Delaware         100%          Delaware, corporation



                                                             Schedule 5.02(a)

1. Liens securing letters of credit issued by Citibank for the account of Cigna Europe in an aggregate stated amount not exceeding $16,000,000 (subject to currency fluctuations).

2. Liens securing letters of credit issued by Citibank for the account of INA(UK) in an aggregate stated amount not exceeding $8,000,000.

3. $70,000,000 of Cigna Overseas Insurance Company investments are pledged to Domestic Pool companies under a Regulation 114 trust.

4. Lien arising under a Subordination Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Limited and The Chase Manhattan Bank encumbering ACE US Holdings, Inc.'s rights under the Subordinated Loan Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Bermuda Insurance Ltd. and United States Trust Company of New York, as trustee under the Indenture dated October 27, 1998 of ACE US Holdings, Inc.

5.       Liens securing Letter of Credit Facility Agreements dated
         November 24, 1998 among ACE Limited, ACE Bermuda Insurance, Ltd., certain other financial institutions and Citibank International plc, as Agent and Security Trustee.

                                                                   EXHIBIT A-1

                                                                       FORM OF
                                                                COMMITTED NOTE

$______________                                  Dated: _____________ __, 2000


     FOR VALUE RECEIVED, the undersigned, __________________, a __________ corporation (the "Obligor"), HEREBY PROMISES TO PAY to the order of ________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Committed Advances (as defined below) owing to the Lender by the Obligor pursuant to the Amended and Restated Five-Year Credit Agreement dated as of May 8, 2000 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among ACE Limited, ACE Bermuda Insurance Ltd., Tempest Reinsurance Company Limited, ACE INA Holdings Inc. and ACE Financial Services, Inc., as Borrowers, the Initial Lenders, Mellon Bank, N.A., as Issuing Bank, Bank of America, N.A. and The Chase Manhattan Bank, as Co-Syndication Agents, and Morgan Guaranty Trust Company of New York, as Administrative Agent, payable at such times as are specified in the Credit Agreement.

         The Obligor promises to pay interest on the unpaid principal amount of each Committed Advance from the date of such Committed Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to Morgan Guaranty Trust Company of New York, as Administrative Agent, at such location as shall be designated by the Administrative Agent in a written notice to the Obligor in same day funds. Each Committed Advance owing to the Lender by the Obligor and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Obligor under this Promissory Note.

        This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the "Committed Advances") by the Lender to the Obligor from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Obligor resulting from each such Committed Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Obligor under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are unconditionally guaranteed by the Guarantors referred to in the Credit Agreement.

        The Obligor hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                    [NAME OF OBLIGOR]


                                     By
                                        --------------------------------------
                                        Title:




                                   A-1-2

                               ADVANCES AND PAYMENTS OF PRINCIPAL

                                     Amount of           Unpaid
                 Amount of        Principal Paid or     Principal     Notation
   Date           Advance            Prepaid             Balance      Made By
-------------------------------------------------------------------------------

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                                   A-1-3

                                                                   EXHIBIT A-2

                                                  FORM OF COMPETITIVE BID NOTE

$______________                                   Dated: _____________ __, ____


         FOR VALUE RECEIVED, the undersigned, __________________, a
__________ corporation (the "Obligor"), HEREBY PROMISES TO PAY
_____________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Competitive Bid Advances (as defined below) owing to the Lender by the Obligor pursuant to the Amended and Restated Five-Year Credit
Agreement dated as of May 8, 2000 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among ACE Limited, ACE Bermuda Insurance Ltd., Tempest Reinsurance Company Limited, ACE INA Holdings Inc. and ACE Financial
Services, Inc., the Initial Lenders, Mellon Bank, N.A., as Issuing Bank, Bank of America, N.A. and The Chase Manhattan Bank as Co- Syndication Agents, and Morgan Guaranty Trust Company of New York, as Administrative Agent, payable at such times as are specified in the Credit Agreement.

         The Obligor promises to pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Morgan Guaranty Trust Company of New York, as Administrative Agent, at such location as shall be designated by the Administrative Agent in a written notice to the Obligor in same day funds. Each Competitive Bid Advance owing to the Lender by the Obligor and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note;
provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Obligor under this Promissory Note.

         This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit
Agreement, among other things, (i) provides for the making of advances
(the "Competitive Bid Advances") by the Lender to the Obligor in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Obligor resulting from such Competitive Bid Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Obligor under this Promissory Note and the other Loan Documents, are unconditionally guaranteed by the Guarantors referred to in the Credit Agreement.

         The Obligor hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                     [NAME OF OBLIGOR]


                                      By
                                         --------------------------------------
                                      Title:




                                   A-2-2

                               ADVANCES AND PAYMENTS OF PRINCIPAL

                                      Amount of            Unpaid
                 Amount of          Principal Paid or     Principal    Notation
   Date           Advance              Prepaid             Balance     Made By
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

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                                   A-2-3

                                                                   EXHIBIT B-1

                                                                       FORM OF

                                                 NOTICE OF COMMITTED BORROWING

Morgan Guaranty Trust Company of New York, as Administrative Agent under the Credit Agreement referred to below
60 Wall Street
New York, New York 10260

                                                              [Date]

                  Attention: [ Bill Wood]

Ladies and Gentlemen:

         The undersigned, [Name of Borrower], refers to the Amended and Restated Five-Year Credit Agreement dated as of May 8, 2000 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among ACE Limited, ACE Bermuda Insurance Ltd., Tempest Reinsurance Company Limited, ACE INA Holdings Inc. and ACE Financial Services, Inc., the Initial Lenders, Mellon Bank, N.A., as Issuing Bank, Bank of America, N.A. and The Chase Manhattan Bank, as Co-Syndication Agents, and Morgan Guaranty Trust Company of New York, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

        (i)      The Business Day of the Proposed Borrowing is ______ __, ____.

        (ii) The Proposed Borrowing is to be comprised of [Base Rate Advances] [Eurodollar Rate Advances].

        (iii)    The aggregate amount of the Proposed Borrowing is $________.

        [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _______ week[s]/month[s].]

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Borrowing:

         (A) The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.

         (B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

         Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as of an original executed counterpart of this Notice of Borrowing.

                           Very truly yours,

                           [NAME OF BORROWER]



                            By
                               ------------------------------------------------
                               Title:










                                   B-1-2

                                                                EXHIBIT B-2

                                                             FORM OF NOTICE
                                                             OF COMPETITIVE
                                                              BID BORROWING

Morgan Guaranty Trust Company of New York, as Administrative Agent under the Credit Agreement referred to below
60 Wall Street
New York, New York 10260

                                                   [Date]

                  Attention: [Bill Wood]

Ladies and Gentlemen:

         The undersigned, [Name of Borrower], refers to the Amended and Restated Five-Year Credit Agreement dated as of May 8, 2000 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among ACE Limited, ACE Bermuda Insurance Ltd., Tempest Reinsurance Company Limited, ACE INA Holdings Inc. and ACE Financial Services, Inc., the Initial Lenders, Mellon Bank, N.A., as Issuing Bank, Bank of America, N.A. and The Chase Manhattan Bank, as Co-Syndication Agents, and Morgan Guaranty Trust Company of New York, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Competitive Bid Borrowing") as required by Section 2.03(a) of the Credit Agreement:

(A)   Date of the Proposed
      Competitive Bid Borrowing                    ___________________

(B)   Amount of the Proposed
      Competitive Bid Borrowing                    ___________________

(C)   Type of Advances comprising the
      Proposed Competitive Bid
      Borrowing [Fixed Rate Advances]
      [LIBO Rate Advances]                         ___________________

(D)   [LIBO Interest Period for the
      LIBO Rate Advances] [Maturity
      Date for Fixed Rate Advances]
      made as part of the Proposed
      Competitive Bid Borrowing                    ___________________

(E)   Interest Payment Date(s) of
      Proposed Competitive Bid
      Borrowing                                    ___________________

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Competitive Bid Borrowing:

         (A) The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Competitive Bid Borrowing before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Competitive Bid Borrowing, in which case, as of such specific date.

         (B) No Default has occurred and is continuing, or would result from such Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom.

         Delivery of an executed counterpart of this Notice of Competitive Bid Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Competitive Bid Borrowing.

                                       Very truly yours,

                                       [NAME OF BORROWER]

                                       By ____________________________
                                             Title


* This page (B-2-2) blacklined due to error in transferring exhibits to DPW system.


                                   B-2-2

                                                                     EXHIBIT C

                    ASSIGNMENT AND ASSUMPTION AGREEMENT

         AGREEMENT dated as of _________, 20__ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), ACE LIMITED (the "Parent"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the
"Agent") and MELLON BANK, N.A., as Issuing Bank.

                             W I T N E S S E T H
                             - - - - - - - - - -

         WHEREAS, this Assignment and Assumption Agreement (the
"Agreement") relates to the Amended and Restated Five-Year Credit Agreement dated as of May 8, 2000 among the Parent and other Borrowers party thereto, the Assignor and the other Lenders party thereto, as Lenders, the Co-Syndication Agents and the Agent (the "Credit Agreement");

         WHEREAS, as provided under the Credit Agreement, the Assignor has a WC Commitment to make Committed Advances and Competitive Bid Advances to the Borrowers and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $___,000,000;

         WHEREAS, Committed Advances and Competitive Bid Advances made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

         WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $__________ are outstanding at the date hereof; and

         WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents in respect of a portion of its WC Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Advances, Competitive Bid Advances and Letter of Credit Exposure, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

         SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Advances and Competitive Bid Advances made by, and Letter of Credit Exposure of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Parent, the Agent and the Issuing Bank and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a WC Commitment in an amount equal to the Assigned Amount, and (ii) the WC
Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit
Agreement to the extent such obligations have been assumed by the Assignee.
The assignment provided for herein shall be without recourse to the Assignor.

         SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them./1/ It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

         [SECTION 4. Consent of the Parent, the Issuing Bank and the Agent. This Agreement is conditioned upon the consent of the Parent, the Issuing Bank and the Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Parent and the Agent is evidence of this consent.]

         SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrowers or any of their respective Subsidiaries, or the validity and enforceability of the

------------
    /1/   Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

obligations of the Borrowers or any of their respective Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers and their respective Subsidiaries.

         SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                  [ASSIGNOR]


                                  By_________________________
                                      Title:


                                  [ASSIGNEE]


                                  By__________________________
                                      Title:


                                  ACE LIMITED


                                  By__________________________
                                      Title:


                                  MORGAN GUARANTY TRUST
                                      COMPANY OF NEW YORK


                                  By__________________________
                                    Title:


                                  MELLON BANK, N.A.


                                  By__________________________
                                     Title

                                                                   EXHIBIT D-1

                 FORM OF OPINION OF CAYMAN ISLANDS COUNSEL
                               TO THE PARENT

                                                                Effective Date:
                                                                    May 8, 2000

To the parties listed in
Schedule A attached hereto



Dear Sirs,

Re:  ACE Limited

         We have acted as Cayman Islands counsel for ACE Limited (the "Company") in connection with its entry into the Credit Agreement referred to below. This opinion is being rendered to you at the request of our client pursuant to Section 3.01 of the Credit Agreement. Unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

         We have reviewed, inter alia, originals, drafts or copies of the following documents:

        (a)   the Articles of Association of the Company;

        (b) the corporate records of the Company maintained at its registered office in the Cayman Islands;

        (c) a Certificate of the Secretary of the Company (the "Secretary's Certificate") in the form attached certifying, inter alia, that certain resolutions (the "Resolutions") were passed by the Board of Directors of the Company on______________, 2000;

        (d) a Certificate of Good Standing issued by the Registrar of Companies of the Cayman Islands dated _______________, 2000;

        (e) an amended and restated five-year credit agreement for $250,000,000 between the Company, ACE Bermuda, Tempest,
              ACE INA Holdings Inc. and ACE Financial Services, Inc. as Borrowers, the Initial Lenders named therein, Mellon Bank, N.A.

                 as issuing bank, Bank of America, N.A. and The Chase Manhattan Bank as Co-Syndication Agents and Morgan Guaranty Trust Company of New York as Administrative Agent dated 8 May,
                 2000 (the "Credit Agreement").

        The following opinion is given only as to circumstances existing on the date hereof and known to us and as to the laws of the Cayman Islands as the same are in force at the date hereof. The following Opinion is given in reliance upon factual matters as described in the Secretary's Certificate and on the basis of the other documents referred to in paragraphs (a)-(d) above. Further, we have based our opinion upon the following assumptions, which we have not independently verified:

         (a) the due authorization, execution and delivery of the Credit Agreement by the other parties thereto;

         (b) the Credit Agreement constitutes or will constitute at all relevant times the legal, valid, binding and enforceable obligations of the parties thereto under the laws of New York and all other relevant laws (other than the laws of the Cayman Islands);

         (c) the choice of laws of New York as the governing law of the Credit Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld in the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

         (d) the genuineness of all documents, the authenticity of the signatures and seals thereon and the conformity of all copies with the originals thereof;

         (e) the power, authority and legal right of the parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Credit Agreement; and

         (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or Bermuda.

         Upon the basis of the foregoing, we are of the opinion that:

         1. The Company is a company limited by shares duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and



                                   D-1-2
has all corporate powers required to carry on its business as a holding company in accordance with its Memorandum and Articles of Association. The Company is not required to obtain any license, authorization, consent or approval in the Cayman Islands in order to carry on such business.

         2. The execution, delivery and performance by the Company of the Credit Agreement and when executed and delivered by the Company thereunder, the Notes are within the Company's corporate powers and have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Cayman Islands governmental body, agency or official and do not contravene, or constitute a default under, any provision of Cayman Islands law or regulation or of the Memorandum and Articles of Association of the Company or, so far as we are aware, of any judgment, injunction, order or decree of the Cayman Islands authorities binding upon the Company.

         3. The Credit Agreement and each Note of the Company (assuming it has been or will be duly executed and delivered on behalf of the Company by an Authorised Officer of the Company referred to in the Resolutions) constitutes a valid and binding agreement or obligation of the Company enforceable in accordance with its terms. The expression "enforceable" as used above means that the obligations of the Company under the Credit Agreement are of a type which the courts of the Cayman Islands will enforce. It does not necessarily mean that those obligations will be enforced in all circumstances in accordance with their terms, in particular:

                (i) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors generally;

                 (ii) enforcement may be limited by general principles of equity; discretionary equitable remedies such as specific performance and injunction may not, for example, be available where damages are considered to be an adequate remedy;

                (iii) claims may become barred under statutes of limitation or may be or become subject to defenses of set-off or counterclaim;

                (iv) where obligations are to be performed in a jurisdiction outside of the Cayman Islands they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of the jurisdiction in question;



                                   D-1-3

                (v) a certificate, determination, calculation or designation by any party to the Credit Agreement as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding in the event of manifest error;

                (vi) obligations to make payments that are registered by a Cayman Islands court as a penalty will not be enforceable;

                (vii) an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars although the courts of the Cayman Islands as a matter of practice make awards in United States dollars where that is the designated currency of the obligation in question; currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

                (viii) Cayman Islands stamp duty will be payable if the Credit Agreement or any Note of the Company is executed in, brought to or produced before a court of the Cayman Islands;

                (ix) a Cayman Islands court will not necessarily award costs and disbursements in litigation in accordance with contractual provisions in this regard; and

                (x) we reserve our opinion as to the enforcement of provisions such as Section 9.04 of the Credit Agreement by persons who are not parties to the document in favour of such persons.

         4. There is no action, suit or proceeding pending against the Company in the Grand Court of the Cayman Islands.

         5. The submission to jurisdiction and waiver of objection to venue and forum set forth in the Credit Agreement are valid and effective assuming this to be so as a matter of New York law.

         6. No taxes, levies, imposts, duties, charges or withholding (other than stamp duty in the circumstances specified in paragraph 3(viii) above) of any nature will be imposed by the Cayman Islands Government or any taxing authority thereof or therein upon or with respect to (i) the execution, delivery or performance of the Credit Agreement or any Note or (ii) the payment of the principal of or interest on the Notes or on any other amounts payable under the Credit Agreement.



                                   D-1-4

         7. There is no requirement of Cayman Islands law which would require any Lender to be a resident, citizen or corporation of the Cayman Islands or to maintain a permanent establishment in the Cayman Islands as a pre-condition to bringing an action in the Grand Court of the Cayman Islands and the Lenders are not subject to any condition in bringing or continuing any such action in the Grand Court of the Cayman Islands to which any such resident, citizen or corporation or person maintaining a permanent establishment in the Cayman Islands is not subject except to the extent that the lack of a presence in the Cayman Islands may influence the court in any direction as to security for costs. The courts of the Cayman Islands have jurisdiction in any suit against the Company relating to or arising out of the Credit Agreement or any Note.

         8. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in any New York State or federal court of the United States of America sitting in New York City, as a matter of comity the courts of the Cayman Islands will recognize and enforce a foreign judgment without a review of the merits thereof (not being in respect of taxes or like charges or in respect of a fine or penalty) which is final, was for a liquidated sum, and was not obtained in a manner which would be, and is not of a kind the enforcement of which is, contrary to the public policy of the Cayman Islands.

         9. The courts of the Cayman Islands will observe and give effect to the choices of New York law as the governing law of the Credit Agreement and the Notes assuming such choices are bona fide and legal and assuming that such choices are valid and binding as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands). On the basis of the facts known to us, we are not aware of any reason why such a choice would not be upheld.

         10. The Company is permitted to hold assets, transfer funds and conduct its business (including, without limitation, the payment of the principal of, and interest on the Notes) in any currency, without any prohibition or limitation of any type whatsoever. There are no exchange controls imposed under Cayman Islands laws.

         Except as specifically stated herein, we make no comment with regard to any representation which may be made by the Company in the Credit Agreement or otherwise.

         This opinion, although addressed to you, may be relied upon by your legal advisers (but in that capacity only). It may not be relied upon by any other person(s) without our prior written consent.


                                             Yours faithfully,




                                   D-1-5

                                 SCHEDULE A

                              Initial Lenders

                 Morgan Guaranty Trust Company of New York
                  Revolving Commitment Vehicle Corporation
                           Bank of America, N.A.
                          The Chase Manhattan Bank
                             ABN AMRO Bank N.V.
                            The Bank of New York
                                Bank One, NA
                             Barclays Bank plc
                               Citibank, N.A.
          Deutsche Bank AG New York and/or Cayman Islands Branches
                         First Union National Bank
                            Fleet National Bank
                             Mellon Bank, N.A.
                            Royal Bank of Canada
                   The Bank of Tokyo-Mitsubishi, Limited
                         Banque Nationale de Paris
                      Credit Lyonnais New York Branch
                            Lloyds TSB Bank plc
                    State Street Bank and Trust Company



                                   D-1-6

                                ACE LIMITED
                                P.O. Box 309
                                Ugland House
                            South Church Street
                                George Town
                                Grand Cayman
                               Cayman Islands
                            British West Indies

___ May, 2000

To:      Cayman Islands Counsel to the Parent

Dear Sirs,

Re:  ACE Limited

         In connection with certain opinions you have been requested to render in respect of the aforesaid, I would hereby certify as follows:

         1. The Company's Memorandum and Articles of Association as adopted by Special Resolution of the Company on 14th January, 1993 remain in full force and effect unamended save by Special Resolution passed on 6th February, 1998.

         2. No resolutions of the shareholders have been passed to restrict the authority of the Directors as set forth in the Memorandum and Articles of Association of the Company adopted on 14th January, 1993.

         3. No petition has been filed in the Cayman Islands or any jurisdiction for the winding up of the Company and no resolution has been passed by the shareholders of the Company to wind it up.

         4. The Resolutions of the Board of Directors passed on December 29, 1998, certified extracts of which are annexed to this Certificate, remain in full force and effect.

         5. The Company's authorised share capital includes [300,000,000 Ordinary Shares of US $0.041666667] each and [10,000,000 "Other Shares" of US $1.00 each].

         6. The number of Ordinary Shares currently in issue and outstanding is [193,914,702].

         7. The execution by an Authorised Officer of the Company of the Guaranty in favour of Bank of America National Trust and Savings Association referred to in your opinion of today's date was deemed by that Authorised Officer necessary, advisable or proper in connection with the execution of the Credit Agreement, referred to in your opinions of today's date.

                                        ---------------------------------------
                                        [Peter N. Mear]
                                        General Counsel and Secretary



                                   D-1-2

                                                                EXHIBIT D-2

                    FORM OF OPINION OF NEW YORK COUNSEL
                            TO THE LOAN PARTIES

                                             May 8, 2000


Morgan Guaranty Trust Company of New York and each of the other financial institutions which is a party to the Credit Agreement referred to below

c/o Morgan Guaranty Trust Company
   of New York, as Administrative Agent

60 Wall Street
New York, New York 10260-0060

Ladies and Gentlemen:

         We have acted as special New York counsel for ACE Limited, ACE
Bermuda Insurance Ltd., Tempest Reinsurance Company Limited, ACE INA
Holdings Inc. ("ACE INA"), and ACE Financial Services, Inc. ("ACE
Financial", and together with ACE INA, the "Domestic Borrowers" and each a "Domestic Borrower") (collectively the "Borrowers") in connection with the $250,000,000 Amended and Restated Five-Year Credit Agreement (the "Credit Agreement") dated as of May 8, 2000 among the Borrowers, various financial institutions, Bank of America, N.A. and The Chase Manhattan Bank as Co-Syndication Agents and Morgan Guaranty Trust Company of New York, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being rendered to you at the request of our clients pursuant to Section 3.01(ii)(F)(2) of the Credit Agreement.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Credit Agreement, (ii) the Notes issued by the Borrowers on the date hereof and (iii) such documents, corporate records, certificates of public officials and of officers and representatives of the Borrowers and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for purposes of this opinion letter. Except as described in the foregoing sentence, we have not undertaken any independent investigation of any factual matters which might be relevant to this opinion letter and we have made no independent investigation of the records of, or other matters relating to, any Borrower or any other Person.

         Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring solely to the actual knowledge of the particular attorneys who have represented the Borrowers in connection with the Credit Agreement. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

         For the purposes of this opinion letter, we have assumed that all items submitted to us as originals are complete and authentic and all signatures thereon are genuine, and all items submitted to us as copies are complete and conform to the originals. We have also assumed, with your permission and without independent investigation of any kind, the following: (i) each of the Parent, ACE Bermuda and Tempest has been duly incorporated or organized and is validly existing under the laws of the Cayman Islands (in the case of the Parent) or of Bermuda (in the case of ACE Bermuda and Tempest); (ii) the Credit Agreement and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Domestic Borrowers, as to which we express an opinion below); (iii) the Credit Agreement is the legal, valid and binding obligation of each party thereto (other than the Borrowers, as to which we express an opinion below) enforceable against each such party in accordance with its terms; (iv) as to each of the Borrowers (other than, in the case of clauses (a) and (b) below, the Domestic Borrowers, as to which we express an opinion below), the execution, delivery and performance of the Credit Agreement and the Notes by such Borrower (a) are in accordance with (and do not conflict with) the laws of the jurisdiction in which such Borrower is incorporated or organized, as the case may be, (b) do not violate or contravene such Borrower's organizational documents or by-laws; and (c) do not violate or contravene any provision of any agreement or contract applicable to or binding upon such Borrower; and (v) there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties which would, in either case, define, supplement or qualify the terms of the Credit Agreement or any Note.

         Upon the basis of the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

         1. Each of the Domestic Borrowers has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware.

         2. Each of the Domestic Borrowers has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the Notes issued by it on the date hereof (the notes issued by ACE INA the "ACE INA Notes" and notes issued by ACE Financial, the "ACE Financial Notes"). Each Domestic Borrower has taken all corporate action required to duly authorize the execution, delivery and performance by it of the



                                   D-2-2

Credit Agreement and, in the case of ACE INA, the ACE INA Notes, and in the case of ACE Financial, the ACE Financial Notes. Each of the Credit Agreement and each ACE INA Note has been duly authorized, executed and delivered by ACE INA. Each of the Credit Agreement and each ACE Financial Note has been duly authorized, executed and delivered by ACE Financial.

         3. Based upon our review of those statutes, rules, regulations and judicial decisions which in our experience are normally applicable to or normally relevant in connection with transactions of the type provided for in the Credit Agreement, the execution and delivery by the Borrowers of the Credit Agreement and the Notes and the performance by the Borrowers of their respective obligations thereunder do not and will not violate, contravene or constitute a default under any provision of any United States Federal or New York State law or regulation or, to our knowledge, any order, writ, injunction or decree applicable to or binding on any Borrower or its properties. The execution and delivery by ACE INA of the Credit Agreement and the ACE INA Notes and the performance by ACE INA of its obligations thereunder in accordance with their respective terms will not violate the certificate of incorporation or by-laws of ACE INA. The execution and delivery by ACE Financial of the Credit Agreement and the ACE Financial Notes and the performance by ACE Financial of its obligations thereunder in accordance with their respective terms will not violate the certificate of incorporation or by-laws of ACE Financial.

         4. No order, consent, approval, license, authorization or validation of or exemption by any government or public body or authority of the State of New York is required to authorize or is required in connection with the execution, delivery and performance by any Borrower of the Credit Agreement or any Note.

         5. Each of the Credit Agreement and each Note constitutes a valid and binding agreement of each Borrower which is a party thereto, in each case enforceable in accordance with its terms.

         6. None of the Borrowers is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Our opinions set forth above are subject to the following qualifications:

        (a) We express no opinion as to any law, rule, regulation, ordinance, code or similar provision of law of any county, municipality, or similar political subdivision of the State of New York or any agency or instrumentality thereof, and we express no opinion as to any law to which any Borrower may be subject solely as a result of your legal or regulatory status or as to any insurance law or (except as expressly set forth in paragraph 6) any federal or state securities or "blue sky" law. Members of our Firm are admitted to practice


                                   D-2-3
                  law in the State of New York and we express no opinion on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware ("Delaware Corporation Law"), and the Federal law of the United States to the extent specifically set forth herein. With respect to any matters concerning Delaware Corporation Law involved in the opinions set forth above, we draw your attention to the fact that we are not admitted to practice law in the State of Delaware and are not experts in the law of such jurisdiction, and that any such opinions concerning Delaware Corporation Law are based upon our reasonable familiarity with Delaware Corporation Law and as a result of our prior involvement in transactions concerning such laws.

         (b) Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and by limitations on the availability of specific performance, injunctive relief or other equitable remedies.

         (c)      We express no opinion as to:

                  (i) obligations relating to indemnification, contribution or exculpation of costs, expenses or liabilities which contravene public policy;

                  (ii) the enforceability, under certain circumstances, of provisions imposing penalties or forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default;

                  (iii) any agreement by any Borrower to the subject matter jurisdiction of a United States federal court, to the waiver of the right to jury trial or to be served with process by service upon a designated third party;

                  (iv) any agreement by any Borrower purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum;

                  (v) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein the



                                   D-2-4
         enforcement of the Credit Agreement or any Note may be sought that limits the rates of interest, fees or other charges legally chargeable or collectible;

                  (vi) any provision of the Credit Agreement (A) restricting access to legal or equitable remedies, (B) relating to severability or similar clauses, (C) providing that the Credit Agreement may only be amended, modified or waived in writing, (D) stating that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies, (E) purporting to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent or (F) purporting to convey rights to Persons other than parties to the Credit Agreement;

                  (vii) whether any court outside the State of New York would honor the choice of New York law as the governing law of the Credit Agreement and the Notes; or

                  (viii)   Section 9.05 of the Credit Agreement.

         The opinions expressed herein are effective only as to the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and we assume no responsibility for advising you of (i) any changes with respect to any matters described in this opinion letter or (ii) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

         This opinion letter is rendered solely to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other Person without our prior written consent.

                                            Very truly yours,





                                   D-2-5

                                                                 EXHIBIT D-3

                     FORM OF OPINION OF BERMUDA COUNSEL
                         TO ACE BERMUDA AND TEMPEST

May 8, 2000

The parties listed in Schedule A
attached hereto (together the "Initial Lenders")

Dear Sirs

ACE Bermuda Insurance Ltd ("SCE Bermuda")
Tempest Reinsurance Company Limited ("Tempest")

         We have acted as special legal counsel in Bermuda to ACE Bermuda and Tempest (together the "Companies") in connection with an amended and restated five-year credit agreement for $250,000,000 between ACE Limited, ACE
Bermuda, Tempest, ACE INA Holdings Inc. and ACE Financial Services, Inc. as borrowers, the Initial Lenders named therein, Mellon Bank, N.A. as issuing bank, Bank of America, N.A. and The Chase Manhattan Bank, as Co-Syndication
Agents, and Morgan Guaranty Trust Company of New York as Administrative
Agent, dated as of May 8, 2000 (the "ACE Ltd. 5-Year Credit Agreement").

         For the purposes of giving this opinion, we have examined an electronic copy and facsimile executed signature pages of the ACE Ltd. 5-Year Credit Agreement.

         We have also reviewed the memorandum of association and the bye-laws of each of the Companies, a certified copy of an extract from the minutes of a meeting of each of ACE Bermuda and Tempest's directors held on [26 May, 1999] as certified by the Assistant Secretary of ACE Bermuda and Tempest on [30 June, 1999] (the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have also reviewed and relied upon:

         (i) Certificates of Registration of ACE Bermuda and Tempest as insurers under the Insurance Act 1978 (the "Certificates of Registration");

         (ii) Certificates of Compliance under the Companies Act 1981 and The Insurance Act 1978 issued by the Assistant Registrar of Companies on 25 May, 1999 in respect of ACE Bermuda and Tempest (the "Compliance Certificates");

         (iii) the Direction issued under section 56 of the Insurance Act 1978 on behalf of the Minister of Finance dated 9 December, 1998 in respect of ACE Bermuda giving guarantees;

         (iv) the Direction issued under section 56 of the Insurance Act 1978 Act on behalf of the Minister of Finance dated 17 March, 1999 in respect of Tempest giving guarantees;

         (v) our searches of documents of public record in respect of each of ACE Bermuda and Tempest maintained at the Registrar of Companies in Bermuda and the Cause Book of the Supreme Court of Bermuda as at [____________, 2000] (the "Searches").

         We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or electronic form, it will be or has been executed in the form of that draft or electronic form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the ACE Ltd. 5-Year Credit
Agreement, other than the Companies, to enter into and perform its respective obligations under the ACE Ltd. 5-Year Credit Agreement, (d) the due execution of the ACE Ltd. 5-Year Credit Agreement by each of the parties thereto, other than the Companies, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the ACE Ltd. 5-Year Credit Agreement and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that the Companies are entering into the ACE Ltd. 5-Year Credit Agreement pursuant to their business of insurance, (h) that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the said public record at the time of the Searches, (i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (j) that the entering into of the ACE Ltd. 5-Year Credit Agreement by the Companies will not result in a breach of the conditions attached to their respective Certificates of Registration issued pursuant to the Insurance Act 1978; (k) the validity and binding effect under the laws of the State of New York
(the "Foreign Laws") of the ACE Ltd. 5-Year Credit


                                   D-3-2

Agreement which are expressed to be governed by such Foreign Laws in accordance with their respective terms, and (l) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the ACE Ltd. 5-Year Credit Agreement to the non-exclusive jurisdiction of the courts of any New York State Court or Federal court of the United States of America sitting in New York City (the "Foreign Courts").

         The obligations of the Companies under the ACE Ltd. 5-Year Credit Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages and (e) as a person registered as an insurer (the "insurer") under the Insurance Act 1978 and the regulations promulgated thereunder (the "Act"), will be subject to directions which may be issued by the Bermuda Minister of Finance (the "Minister") under Section 32 of the Act ("Section 32") if it appears to the Minister that the business of the insurer is being so conducted that there is a significant risk of the insurer becoming insolvent or the insurer is in breach of a provision of the Act or of the regulations promulgated thereunder or any condition imposed on its registration (for example the requirement to maintain a certain minimum amount of statutory capital and surplus). In these circumstances, the Minister may direct the insurer to take or refrain from taking any of the steps listed in Section 32, including, inter alia, that the insurer cease or limit its underwriting or that there be a prohibition or restriction on the payment of dividends or other distributions. Further, under Section 32, if it appears to the Minister that the business of the insurer is being so conducted that there is a significant risk of the insurer becoming insolvent, he may direct the insurer to maintain in, or transfer to and keep in the custody of, a specified bank, assets of the insurer of such value and description as are specified in the direction. ACE Bermuda and/or Tempest, under applicable requirements of the Act, may be required to record a liability against or to deduct from its statutory capital and surplus (as determined under the Act) amounts payable or paid pursuant to its obligations under the ACE Ltd. 5-Year Credit Agreement. The Companies may be considered to be insolvent if they fail to meet and maintain the required minimum amount of statutory capital and surplus and in such circumstances the ability of the Companies to carry out the said obligations will be affected.

         We express no opinion as to the enforceability of any provision of the ACE Ltd. 5-Year Credit Agreement which provides for the payment of a



                                   D-3-3
specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of either of the Companies.

         With respect to the opinion expressed in paragraph 4 below, it should be noted that the documents of public record maintained by the Registrar of Companies do not reveal (i) whether a winding-up petition or application to a Bermuda court for the appointment of a receiver has been presented, (ii) details of matters which have been lodged for registration but have not actually been registered at the date the file was made available to us,
(iii) whether a direction under Section 32 has been issued or (iv) whether the Companies are in compliance with conditions attached to their registration as a Class 4 insurer and a long-term insurer under the Act and the provisions of the Act.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that:

         1. Tempest is duly incorporated and existing under the laws of Bermuda. ACE Bermuda is the result of a due continuation into Bermuda and a subsequent due amalgamation under the laws of Bermuda. Both Companies are in good standing (meaning solely that each has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda). Based purely on the Certificates of Registration and the Compliance Certificates, each of Tempest and ACE Bermuda is registered under the Insurance Act 1978 as a Class 4 Insurer.

         2. Each of the Companies has the necessary corporate power and authority to enter into and perform its obligations under the ACE Ltd. 5-Year Credit Agreement. The execution and delivery of the ACE Ltd. 5-Year Credit Agreement by each of the Companies and the respective performance by each of the Companies of its obligations thereunder will not violate the respective memorandum of association or bye-laws of the Companies nor any applicable law, regulation, order or decree in Bermuda.

         3. Each of the Companies has taken all corporate action required to authorise its execution, delivery and performance of the ACE Ltd.



                                   D-3-4

                  5-Year Credit Agreement and the Notes thereunder. The ACE Ltd. 5-Year Credit Agreement has been duly executed and delivered by or on behalf of the Companies, and constitutes the valid and binding obligations of the Companies in accordance with the terms thereof.

         4. No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the ACE Ltd. 5-Year Credit Agreement and the Notes thereunder.

         5. It is not necessary or desirable to ensure the enforceability in Bermuda of the ACE Ltd. 5-Year Credit Agreement and the Notes thereunder that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that the ACE Ltd. 5-Year Credit Agreement and the Notes thereunder create a charge over assets of one or both of the Companies, it may be desirable to ensure the priority in Bermuda of the charge that they be registered in the Register of Charges in accordance with Section 55 of the Companies Act
                  1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $425 will be payable in respect of the registration.

                  While there is no exhaustive definition of a charge under Bermuda law, a charge normally has the following characteristics:

                  (i) it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

                  (ii) the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

                  However, as the ACE Ltd. 5-Year Credit Agreement is governed by the Foreign Laws, the question of whether it would possess



                                      D-3-5
                  these particular characteristics would be determined under the Foreign Laws.

         6. The ACE Ltd. 5-Year Credit Agreement and the Notes thereunder will not be subject to ad valorem stamp duty in Bermuda.

         7. The choice of the Foreign Laws as the governing law of the ACE Ltd. 5-Year Credit Agreement and the Notes thereunder is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the ACE Ltd. 5-Year Credit Agreement to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Companies.

         8. The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Companies based upon the ACE Ltd. 5-Year Credit Agreement or the Notes thereunder under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda,
                  (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) the due compliance with the correct procedures under the laws of Bermuda.

                                             Yours faithfully,



                                      D-3-6

SCHEDULE A

Initial Lenders

         Morgan Guaranty Trust Company of New York
         Revolving Commitment Vehicle Corporation
         Bank of America, N.A.
         The Chase Manhattan Bank
         ABN AMRO Bank N.V.
         The Bank of New York
         Bank One, NA
         Barclays Bank plc
         Citibank, N.A.
         Deutsche Bank AG New York and/or Cayman Islands Branches
         First Union National Bank
         Fleet National Bank
         Mellon Bank, N.A.
         Royal Bank of Canada
         The Bank of Tokyo-Mitsubishi, Limited
         Banque Nationale de Paris
         Credit Lyonnais New York Branch
         Lloyds TSB Bank plc
         State Street Bank and Trust Company




                                      D-3-7

                                                                     EXHIBIT E

                          FORM OF DESIGNATION AGREEMENT

                       dated as of ________________, 2000

         Reference is made to the Amended and Restated Five-Year Credit

Agreement dated as of May 8, 2000 (as amended from time to time, the "Credit

Agreement") among ACE Limited (the "Parent") and the other Borrowers party thereto, the Initial Lenders party thereto, the Co-Syndication Agents, and

Morgan Guaranty Trust Company of New York, as Administration Agent (the

"Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

         _________________ (the "Designator") and ________________ (the

"Designee") agree as follows:

           1.   The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

           2.   The Designator makes no representations or warranties and

assumes no  responsibility  with respect to the financial  condition of the

Borrowers or the  performance  or observance by the Borrowers of any of its obligations  under the Credit Agreement or any other instrument or document furnished pursuant thereto.

           3.   The Designee (i) confirms that it is an Eligible Designee; (ii)

appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit

Agreement and to deliver and receive all  communications  and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit

Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement, and (iv)

agrees that the Designee shall be bound by all such votes, approvals,

amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement.

           4.    The Designee (i) confirms that it has received a copy of the

Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this

Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other

Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the

Credit Agreement. The Designee acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as provided in Section 9.07(a) thereof).

           5.   Following the execution of this Designation Agreement by the

Designator and the Designee and the consent hereto by the Parent, it will be delivered to the Administrative Agent for its consent. This Designation

Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

           6.   Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 or

2.03 of
the Credit Agreement and the rights of a Lender related thereto.  The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the

Designator.

           7.   This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Designation

Agreement to be executed by their respective officers hereunto duly authorized,

as of the date first above written.


Effective Date:______ , ____

                                          [NAME OF DESIGNATOR]



                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:


                                          [NAME OF DESIGNEE]



                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

The undersigned consent to the foregoing designation.

                                          ACE LIMITED


                                          By:
                                              ---------------------------------
                                                Name:
                                                Title:


                                          MORGAN GUARANTY TRUST
                                                COMPANY OF NEW YORK,
                                                as Administrative Agent

                                          By:
                                              ---------------------------------
                                               Name:
                                               Title: